As filed with the Securities and Exchange Commission on October 22, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SIDOTI & COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	6189	47-2060259
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

122 East 42nd Street
4th Floor
New York, NY 10168
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter T. Sidoti
Sidoti & Company, Inc.
122 East 42nd Street
4th Floor
New York, NY 10168
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anna T. Pinedo, Esq. James R. Tanenbaum, Esq. Morrison & Foerster LLP 250 West 55th Street New York, NY 10019 Tel: (212) 468-8000 Fax: (212) 468-7900	Mark R. Diamond, Esq. Francis V. Vargas, III Esq. Rimon, P.C. One Embarcadero Center, Suite 400 San Francisco, CA 94111 Tel: (415) 683-5472 Fax: (800) 930-7271

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock $0.001 par value per share	$35,000,000.00	$4,067.00

(1)
  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated October 22, 2014
PROSPECTUS
             Shares

Sidoti & Company, Inc.
Common Stock

We are offering      shares of common stock. This is our initial public offering and no public market exists for our shares.
It is currently estimated that the initial public offering price per share will be between $     and $    . We intend to apply to have our common stock listed on the NYSE MKT, subject to notice of issuance, under the symbol “SDTI.”
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) and, as such, may elect to comply with certain reduced reporting requirements after this offering.
See “Risk Factors” on page 10 to read about factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial Public Offering Price(1)	$	$
Underwriting Discount and Commissions(2)	$	$
Net Proceeds (Before Expenses)(3)	$	$

(1)
  Assumes all shares are sold at the initial offering price of $     per share.
(2)
  Excludes a structuring fee of $       payable, upon the consummation of this offering, to CSCA Capital Advisors, LLC. See “Underwriting.”
(3)
  We estimate that we will incur approximately $     of expenses in connection with this offering.
The method of distribution being used by the underwriters in this offering differs somewhat from that traditionally employed in underwritten offerings. The underwriters have agreed to use their best efforts to procure potential purchasers for the shares of common stock being offered pursuant to this prospectus. All investor funds received prior to closing will be deposited in an escrow account until closing. See “Underwriting.”
The date of this Prospectus is            , 2014.

Sidoti & Company, Inc.

Prospectus

Through and including             , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
Neither we nor any of the underwriters have done anything that would permit a public offering of our common stock or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus outside of the United States.
i

MARKET AND INDUSTRY DATA
The industry, market and competitive position data referenced throughout this prospectus are based on research, industry and general publications, including surveys and studies conducted by third parties. Industry publications, surveys and studies generally state that they have been obtained from sources believed to be reliable. We have not independently verified such third party information. While we are not aware of any misstatements regarding any industry, market or similar data presented herein, such data involve uncertainties and are subject to change based on various factors, including those discussed under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.
In this prospectus, we use the term “micro-cap” to refer to public companies with market capitalizations less than $500 million and “small-cap” to refer to public companies with market capitalizations between $500 million and $3 billion.
ii

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless otherwise expressly indicated or the context otherwise requires, we use the terms “Sidoti,” the “Company,” “we,” “us,” “our” or similar references to refer (1) prior to the consummation of the reorganization described under “Our History,” to Sidoti Holding Company, LLC and its consolidated subsidiaries and (2) after the reorganization described under “Our History,” to Sidoti & Company, Inc. and its consolidated subsidiaries. All amounts in this prospectus are expressed in U.S. dollars and the financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).
Overview
We are a leading provider of institutional-quality equity research focused on small, publicly-traded companies that meet our proprietary criteria. Our current coverage universe comprises nearly 500 companies across a range of industries. These companies typically have market capitalizations of less than $3 billion and a history of profitability and they generally maintain strong balance sheets. These companies also tend to have limited, if any, equity research coverage by other Wall Street firms. Our approach affords our institutional investor clients with a combination of high-quality research, a small- and micro-cap company focused nationwide sales effort, broad access to corporate management teams and extensive trading support. Our principal services include:
•
  Equity Research:   Our commitment to unbiased, institutional-quality independent research has been responsible for our success and reputation since our inception in 1999. Our analysts’ recommendations are principally based on their detailed analysis of each company’s business model and cash flows and their assessment of a company’s investment merit. Our research analysts conduct their own due diligence, including meeting with executive officers and operations and financial professionals, and performing channel checks with customers, suppliers and competitors.
•
  Sales and Trading:   Our nationally focused sales and trading team comprises highly experienced professionals who have established relationships with many of the leading institutional investors that focus on small-cap and micro-cap companies. Our small- and micro-cap oriented trading desk, which has been in operation since 2004, employs its extensive experience in assisting institutions with prompt order execution and a competitive commission structure.
•
  Access to Corporate Management:   We provide institutional clients with extensive access to the management teams of companies included in our research coverage universe. In 2013, we arranged over 1,000 non-deal related management roadshows for our institutional investor clients. We also organize small-cap and micro-cap investor conferences where our covered companies have the opportunity to present to dedicated small-cap and micro-cap institutional investors. In addition, we regularly facilitate one-on-one meetings between company management personnel and investors. These events are exclusively for our clients.
•
  Investment Banking Services:   We also are included as an underwriter, placement agent or initial purchaser primarily in equity securities offerings undertaken by companies for which we provide research coverage. We also offer these companies assistance with block trades, authorized share repurchase programs and similar transactions.
We had revenues of $29.8 million, $30.3 million and $14.1 million and net income of $0.8 million, $0.8 million and $0.3 million, respectively, for 2012, 2013 and the six months ended June 30, 2014.
Our Research-Based Focus
We commenced operations in 1999 as an independent research firm. Although we have grown since inception, our approach remains centered on high-quality research in areas that we believe are underserved — namely the small- and micro-cap sectors. We have introduced new services, such as sales and trading and investment banking, all relying on the depth of our knowledge and expertise in the small- and micro-cap sectors. We believe that our distinct focus and expertise will enable us to expand into new businesses, such as asset management.
Our research principally targets small, publicly traded companies with a market capitalization of $3 billion or less, a history of profitability and little to no research coverage by other Wall Street brokerage firms. Our recommendations are based solely on a company’s investment merit and are not conditioned upon corporate finance or other fees. Our research process begins with the application of several selection methods and proprietary screens to identify potential research candidates. Once an analyst establishes coverage of a company in a particular industry, that analyst may identify other companies that meet our coverage criteria. In addition, we are occasionally approached by institutional investors who may identify potential research opportunities.
Our analysts conduct their own due diligence and generally avoid companies that limit access to senior management. We strive to focus on a company’s financial and operating fundamentals, including, but not limited to, a comprehensive review of cash flows from operations and earnings. As part of their due diligence, our analysts will typically reach out to a company’s customers, suppliers and competitors. They may also visit company facilities, as appropriate. Many of our analysts cover specific sectors including consumer discretionary, consumer staples, energy, financials, healthcare, industrials, information technology, materials, telecommunications services and utilities. Certain of our analysts concentrate on “special situations” where companies do not neatly fall into any particular industry segment.
Our research on a company starts with an eight-page initiation report that details the company’s cash flows and balance sheet, and includes, among other things, quarterly earnings projections at least six quarters beyond the launch date and a price target. Our rating system consists of two ratings. We launch coverage at a “BUY” rating on companies that we project offer at least 25% capital appreciation potential over the 12-month period from the date of the report, and at a “NEUTRAL” where a stock is unlikely to produce as meaningful a gain. We publish notes and special reports, including our cash flow leaders report and our best of BUY-rated ideas. In conjunction with our exclusive investor forums, we produce supplemental publications covering all of the companies presenting at these client-only events.
We believe that there are approximately 5,000 publicly traded companies that could meet our proprietary coverage criteria, thereby providing us with an opportunity to expand significantly our coverage universe.
Market Opportunities
Since the mid-1990s, there have been many acquisitions of U.S. investment banking firms that we would consider our direct peers or competitors. Most of these firms were acquired by larger financial institutions, including U.S. and international depository institutions, insurance companies and investment banking firms. We believe this continued industry consolidation has led to:
•
  the tendency of major financial institutions — and firms acquired by them — to focus their investment banking resources (including corporate finance and research) on more mature industry segments, companies with larger market capitalizations and larger investment banking transactions that may offer larger investment banking fees and may be attractive to a greater number of institutional investors;
•
  a reduction of equity research coverage, specifically of small- and micro-cap companies, due to a decrease in the number of firms interested in covering small- and micro-cap companies and a shift in the focus of acquired financial institutions toward coverage of companies with larger market capitalizations; and
•
  restructurings and downsizings within the remaining boutique investment banks, due to competition from larger investment banking firms and an overall decline in demand for investment banking services, resulting in the further reduction of investment banking and brokerage resources allocated to small- and micro-cap companies and their investors.

We believe that small- and micro-cap companies now receive less consistent attention from consolidated investment banking firms, which pursue larger clients and transactions. Due to our nearly exclusive small- and micro-cap company focus, we believe that our extensive relationships and expertise in covering these companies provide us with a distinct competitive advantage.
As such, we may provide our research for third-party repackaging for use by private capital investors, retail investors and their advisors and investment banks, which represent potential new markets for our research. We may also partner directly with investment banks that can use our small- and micro-cap research and expertise as a value-add to their investment banking deals.
Furthermore, we believe opportunities exist to expand into the asset management business, where we can leverage our small-company research expertise to enter a market where, according to Barron’s, the exchange-traded funds (“ETFs”) model of investing in micro-cap stocks, in particular, has not been nearly as successful as micro-cap mutual funds, both in terms of performance and attracting assets.
Competitive Strengths
We believe our distinctive business model, experience and established institutional investor relationships position us well to benefit from a range of opportunities in the financial services industry. Our competitive strengths include the following:
•
  Industry-leading research.   We believe that we have established the Wall Street standard for dedicated, independent small- and micro-cap equity research. Our analysts evaluate numerous industries in an effort to provide unbiased, institutional-quality research focused on the investment merits of profitable companies. The numerous small- and micro-cap companies we cover have been traditionally overlooked by investors, and, we believe they generally represent compelling investment opportunities with favorable valuation metrics, such as attractive multiples of earnings and cash flows and low debt ratios, which is consistent with our core principles for small-cap research coverage. For example, as of September 30, 2014 the price-to-book ratio of the Russell 2000® Index was 2.09 as compared to 2.70 for the S&P 500® Index. Although a lower price-to-book ratio may reflect that a company’s stock price is discounted due to the company’s high risk profile or the fact that the company’s securities have a low trading volume, it may also indicate that a company is undervalued.
•
  Exclusivity and reach.   Our research is available exclusively to our institutional clients. Our experienced sales force and trading desk serve nearly 500 institutional clients in the United States, Canada and the United Kingdom, including many leading managers of portfolios with $200 million to $2 billion of assets. We believe that these asset managers are generally underserved by other larger brokerage firms that typically target larger managers. Our investor conferences are for the exclusive benefit of our clients.
•
  Experienced senior management.   Our experienced and highly skilled management team is led by our CEO and founder, Peter Sidoti, who has worked for over 35 years on Wall Street. As a leading healthcare analyst during the 1990s, Mr. Sidoti was directly involved in nearly 100 transactions in the nursing home, assisted-living and healthcare REIT sectors, including initial public offerings, secondary offerings and mergers. Our president, Marie Conway, who has overseen our research effort since 2000, has decades of experience as an equity analyst and portfolio manager. Our director of trading, Gary Jacobs, who joined us in 2004, has 33 years of trading and 18 years of trading desk management experience on Wall Street.
•
  Aftermarket support.   We believe that we create more opportunities for our covered companies to meet with institutional investors than most other financial services firms do, primarily through our extensive calendar of conferences and non-deal road shows. Our annual New York small-cap investor forum attracts an average of approximately 175 companies from our coverage universe and nearly 500 institutional investor representative attendees. Our annual micro-cap conference is similarly well-attended. In 2013, we arranged over 1,000 non-deal road shows for our covered companies and over 6,000 one-on-one meetings.

•
  Broker-dealer.   We are a broker-dealer registered with the SEC and a FINRA member firm. We provide a broad range of securities-related services. In addition to our high-quality research, we provide sales and trading services that are distinguished by prompt execution, a competitive commission structure and access to smart order routing, through our license with FlexTrade Technologies, LLC (“FlexTrade”), that utilizes all available sources of liquidity. From time to time, we are invited to participate as an underwriter, dealer, placement agent or initial purchaser in securities offerings for issuers for which we provide research coverage. Given our knowledge of the companies we cover, we believe that we are able to contribute to these capital-raising transactions. In addition, we also assist our issuers with stock repurchase programs, block trades and organized (Rule 10b5-1) trading plans.
Why We Are Going Public
We expect that our transition to a public company will enhance our ability to execute our growth strategies and meet our clients’ needs. As a public company, we expect to have greater visibility with clients, increased access to capital, and additional currency to explore strategic opportunities. Operating as a public company should also enhance our ability to attract and retain high-quality professionals by expanding our effort to offer equity-based incentives linked directly to the success of the business.
Growth Strategy
We intend to grow our business by leveraging our competitive strengths. We will maintain our commitment to providing research for small- and micro-cap companies while expanding our presence with new and existing institutional clients. We expect to increase the level of our business with existing investment management clients and to establish new relationships with investment management entities seeking small- and micro-cap research, including international buy-side firms in Canada and Europe. We will seek to continue to develop our research products using our existing capacity and will add new analysts and sectors when appropriate. To meet the demand for our product outside of the institutional money management industry, we intend to provide our research for third-party repackaging. Private capital investors, retail investors and their advisors and investment banks represent potential new markets for our product. We may also partner directly with investment banks that can use our small- and micro-cap research and expertise as a value-add to their investment banking deals.
We intend to leverage our established small- and micro-cap research brand to expand into the asset management business. We believe a unique opportunity exists to establish an asset management platform focused on the small- and micro-cap segments. We believe these segments are underserved by existing asset managers and that significant capacity exists to create such a platform. As we establish a track record of performance in this business, we intend to expand our reach and seek to attract assets from other institutions, high-net-worth individuals and other sources.
Our History
Sidoti & Company, LLC was founded as an independent research firm in 1999 by Mr. Sidoti, our Chief Executive Officer, to publish high-quality research on small-cap companies for institutional investors. Mr. Sidoti has over 35 years of research industry experience and was a leading healthcare analyst for over 20 years at Wall Street firms, including Value Line, Drexel Burnham Lambert, NatWest Markets and Wertheim Schroders. Sidoti & Company, LLC received its broker-dealer license from FINRA in May 2000, thereby enabling the firm to receive commissions from institutional clients as consideration for its services. The company’s trading operations were established in April 2004, and are led by a seasoned head sales trader with more than 30 years of trading experience. Today, the Company provides research coverage for nearly 500 small- and micro-cap companies and serves nearly 500 institutional clients.
Prior to the date of this prospectus, we operated as a limited liability company organized in the State of Delaware under the name Sidoti Holding Company, LLC. Prior to the completion of this offering, we will complete a number of reorganization transactions in order to have Sidoti & Company, Inc. succeed to the business of Sidoti Holding Company, LLC and will become the owner of its consolidated subsidiaries and to have the members of Sidoti Holding Company, LLC become stockholders of Sidoti & Company, Inc.

This prospectus assumes the corporate reorganization has taken effect prior to this offering, unless otherwise indicated. The purpose of this reorganization is to allow our company to become a corporation rather than a limited liability company following this offering, and so that our existing investors would own our common stock rather than equity interests in a limited liability company. For further details on these transactions, see “Business — Reorganization Transactions and Corporate Structure” in this prospectus.
Summary of Risk Factors
Investing in our common stock involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 10 before making a decision to invest in our common stock. If any of the events or circumstances described in these risk factors actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:
•
  Difficult market conditions could adversely affect our business in many ways;
•
  We focus principally on small- and micro-cap company stocks, which are inherently speculative, and a decline in the market for securities of these companies could harm our business;
•
  We generate limited revenues, have not derived significant revenue from investment banking or financial advisory activities and cannot assure you that we will be able to significantly increase our revenues. Many of the companies we compete against, or may compete against in the future, have established investment banking and financial advisory practices that provide them with revenue and capital with which to expand their businesses and compete for customers and clients;
•
  Our ability to retain our senior professionals and recruit additional professionals is critical to the success of our business, and our failure to do so, the likelihood of which may be higher than for our competitors, may adversely affect our reputation, business, results of operations and financial condition;
•
  As we enter the asset management area, we are becoming subject to risks in a market in which we have limited experience; and
•
  Extensive and evolving regulation of our business and the business of our clients exposes us to the potential for significant penalties and fines due to compliance failures, increases our costs and may result in limitations on the manner in which our business is conducted.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and stockholder advisory votes on golden parachute compensation.
Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:
•
  the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
•
  the last day of the fiscal year following the fifth anniversary of the completion of this offering;
•
  the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

•
  the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (we will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months; the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter).
The JOBS Act also provides that an “emerging growth company” can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Corporate Information
Sidoti & Company, Inc. was incorporated in Delaware on June 18, 2014 in contemplation of this offering. Our principal executive offices are located at 122 East 42nd Street, 4th Floor, New York, New York 10168. Our telephone number is (212) 297-0001. Our website address is www.sidoti.com. The reference to our website is an inactive textual reference only, the information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase shares of our common stock.

The Offering
Common stock we are offering
     shares of common stock
Common stock to be outstanding after this offering
     shares of common stock
Use of proceeds
We intend to use the net proceeds from this offering primarily in order to support our nascent asset management business platform that is focused on investing in small- and micro-cap stocks. We will need to invest in recruiting talented professionals with relevant experience and will incur start-up, marketing and other related expenses. See “Use of Proceeds.”
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common stock.
Proposed NYSE MKT symbol
SDTI
Conflicts of Interest
Sidoti & Company, Inc. controls Sidoti & Company, LLC, a participating underwriter in this offering. Therefore, Sidoti & Company, LLC is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121(f)(5)(B). In addition, Sidoti & Company, Inc. and other affiliates of Sidoti & Company, LLC will be deemed to receive more than 5% of net offering proceeds and will have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C)(ii). This offering is being made in compliance with the requirements of FINRA Rule 5121. Since Sidoti & Company, LLC is not primarily responsible for managing this offering, a qualified independent underwriter is not required. Sidoti & Company, LLC will not confirm sales to discretionary accounts without the prior written approval of the customer. See “Underwriting.”
The number of shares of our common stock to be outstanding after this offering is based on      shares of common stock outstanding as of            , 2014, and excludes      shares of common stock that will be available for future grant under our 2014 Stock Incentive Plan (the “2014 Plan”), which will become effective on the date of the completion of this offering, and      additional shares of common stock that will be available for future grant under the automatic increase provisions of our 2014 Plan (see “Executive Compensation — 2014 Stock Incentive Plan”).
Unless otherwise indicated, the number of shares of common stock described above gives effect to the issuance of      shares of common stock to existing owners of capital member interests and employee interests in our predecessor entity in connection with our reorganization from an LLC into a Delaware corporation in connection with this offering.

Summary consolidated financial data
The following tables summarize the historical financial data for our operating subsidiary, Sidoti & Company, LLC. Following the reorganization transactions, we will be a holding corporation whose only asset is its interest in its subsidiaries, Sidoti & Company, LLC, Sidoti Capital Management, LLC and Sidoti Micro Cap GP, LLC. For further details on these transactions, see “Business — Reorganization Transactions and Corporate Structure” in this prospectus. You should read this summary financial data in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, all included elsewhere in this prospectus.
We have derived the statement of operations data for the fiscal years ended December 31, 2012 and 2013 and our balance sheet data as of December 31, 2012 and 2013 from our audited financial statements and related notes included elsewhere in this prospectus. The unaudited statement of operations data for the six months ended June 30, 2013 and 2014 are derived from our unaudited financial statements included elsewhere in this prospectus. The balance sheet data as of June 30, 2013 and 2014 are derived from our unaudited financial statements included elsewhere in this prospectus. We have prepared the unaudited financial information on the same basis as the audited financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future.

	For the Year Ended December 31,		For the Six Months Ended June 30,
			(unaudited)
	2012	2013	2013	2014
Statement of Operations Data:
Revenues:
Commissions	$19,216,613	$19,467,968	$9,652,084	$9,258,689
Research income	8,568,574	8,070,258	3,606,980	3,528,870
Investment banking income	730,518	1,654,058	1,175,599	551,977
Seminar and conference fee income	947,242	882,960	882,960	640,077
Other income	296,774	211,464	87,969	83,175
Total revenues	$29,759,721	$30,286,708	$15,405,592	$14,062,788
Expenses:
Employee compensation and benefits	$21,596,246	$22,578,681	$10,987,438	$9,116,927
Floor brokerage, exchange and clearance fees	1,660,173	1,467,156	710,050	788,915
Occupancy	1,675,623	1,455,454	753,104	717,781
Seminar and conferences	1,107,823	1,034,623	1,033,267	1,114,626
Travel and entertainment	1,110,280	1,179,410	611,295	630,215
Quotes and research	521,985	484,684	252,996	253,696
Communications and data processing	135,411	184,010	75,307	74,963
Other expenses	1,065,507	1,024,445	488,745	1,029,521
Total expenses	$28,873,048	$29,408,463	$14,912,202	$13,726,644
Income before local income taxes	$886,673	$878,245	$493,390	$336,144
Local income taxes	57,864	52,563	29,617	21,078
Net income	$828,809	$825,682	$463,773	$315,066

Balance Sheet Data:	December 31,		June 30,
			(unaudited)
	2012	2013	2013	2014
Assets:
Cash and cash equivalents	$7,182,818	$7,362,636	$6,892,840	$4,892,820
Receivables from clearing brokers	1,984,727	2,015,739	1,965,018	1,762,679
Investment banking fees receivable	79,497	418,887	297,097	210,917
Research fees receivable	362,900	398,391	383,472	565,939
Prepaid expenses and other assets	309,694	285,841	262,264	480,631
Total current assets	$9,919,636	$10,481,494	$9,800,691	$7,912,986
Non-current assets:
Property and equipment, net	$155,166	$121,618	$154,976	$96,644
Security deposits	137,365	137,365	137,365	137,365
Total non-current assets	292,531	258,983	292,341	234,009
Total assets	$10,212,167	$10,740,477	$10,093,032	$8,146,995
Liabilities:
Current liabilities:
Bonuses payable	$2,276,000	$3,150,000	$2,500,000	$529,000
Commissions payable	436,405	541,336	479,579	360,926
Payables to clearing brokers	11,160	1,692	1,350	4,035
Accounts payable and accrued expenses	1,295,326	829,449	859,856	1,303,596
Total liabilities	$4,018,891	$4,522,477	$3,840,785	$2,197,557
Total Member’s Equity:	6,193,276	6,218,000	6,252,247	5,949,438
Total liabilities and member’s equity	$10,212,167	$10,740,477	$10,093,032	$8,146,995

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as other information in this prospectus, before deciding whether to invest in our common stock. The occurrence of any of the events or circumstances described below could harm our business, financial condition, results of operations or growth prospects. In such an event, the trading price of our common stock may decline and you may lose all or part of your investment.
Risks Relating to Our Business and Strategy
Difficult market conditions could adversely affect our business in many ways.
Difficult market and economic conditions and geopolitical uncertainties have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. Weakness in equity markets and diminished trading volume of securities could adversely impact our sales and trading business, from which we have historically generated a material portion of our revenues. In a downturn, institutional investors may have less interest in small- and micro-cap stocks, which tend to be more volatile. To a potentially lesser extent, industry-wide declines in the size and number of underwriting transactions also would have an adverse effect on our revenues. In addition, in the event of a market or general economic downturn, our planned asset management business would be expected to generate lower revenue because investment advisory fees that we expect to receive typically are, in part, based on the market value of underlying publicly traded securities under management. In addition, to the extent we deploy our own money into our proposed asset management investment funds we will be exposed to direct market risk and may experience principal losses during adverse market conditions.
The financial services industry and the markets in which we operate are subject to systemic risk that could adversely affect our business and results.
Participants in the financial services industry and markets increasingly are closely interrelated as a result of credit, trading, clearing, technology and other relationships between them. A significant adverse development with one participant (such as a bankruptcy or default) may spread to others and lead to significant concentrated or market-wide problems (such as defaults, liquidity problems or losses) for other participants, including us. The control and risk management infrastructure of the markets in which we operate often is outpaced by financial innovation and growth in new types of securities, transactions and markets. Systemic risk is inherently difficult to assess and quantify, and its form and magnitude can remain unknown for significant periods of time.
We focus exclusively on small- and micro-cap company stocks, which are inherently more volatile than large-cap stocks, and a decline in the market for securities of these companies could harm our business.
Our research and sales and trading efforts focus exclusively on small- and micro-cap stocks. Any reduction in trading activity in these securities could significantly and adversely affect our revenues and, consequently, the market value of our common stock.
Small- and micro-cap stocks have traditionally been subject to substantial price volatility when compared to larger capitalization stocks, because, in part, they have lower trading volumes. These stocks are often covered by fewer research analysts, which generally results in fewer investors, limited exposure and less liquidity. As such, the trading of relatively small quantities of shares may disproportionately influence the price of those stocks, without regard to any underlying change in an issuer’s financial performance. For example, the price of a small- or micro-cap stock could decline precipitously if a number of its common shares are sold on the market without commensurate demand.
The combination of these risks historically has limited institutional investor interest in small- and micro-cap stocks. This limited interest could pose a direct challenge to our business model. In addition, if we are unable to generate sufficient institutional investor interest or if micro- or macro-economic events curb institutional investor risk appetite, we would be unable to successfully market our research and sales and trading services and our financial results most likely would suffer. Similarly, we intend to use the proceeds of this offering to help support our nascent small- and micro-cap focused asset management business. The asset management business will be directly affected by the market for and developments related to small- and micro-cap stocks.

We generate limited revenues and we cannot assure you that we will be able to significantly increase our revenues.
Our revenues for 2012 and 2013 were $29.8 million and $30.3 million, respectively. We may not be able to generate significant revenues in the future. We conduct an agency focused business and are not as actively engaged as our competitors in the investment banking business, which may yield higher revenues. In addition, we expect to continue to incur substantial operating expenses, including personnel expenses, especially in connection with establishing our asset management business. As a result, we may experience negative cash flows in the foreseeable future. Our limited revenues may also make it more difficult to execute our plan to expand into the asset management business, which will require significant investment. If we are unable to execute our plan, our financial results may suffer.
Historically, we have not derived significant revenue from investment banking or financial advisory activities. Many of the companies we compete against, or may compete against in the future, have established investment banking and financial advisory practices that provide them with revenue and capital with which to expand their businesses and compete for customers and clients.
Historically, our business has focused on providing sales and trading services and research focused on small- and micro-cap companies to our institutional customers. Because of this, we generate less revenue, and are less profitable, than many of our competitors who focus principally on proprietary trading and investment banking. As a result, we may not have the resources to compete as effectively for talent or the resources to invest in our growth.
Our ability to retain our professionals and recruit additional professionals is critical to the success of our business, and our failure to do so, the likelihood of which may be higher than for our competitors, may adversely affect our reputation, business, results of operations and financial condition.
We consider our people to be our most valuable resource. Our ability to retain customers, deliver high-quality research and successfully execute transactions depends upon the reputation, judgment and capabilities of our senior professionals. The reputations and relationships of our professionals with our clients are critical to our reputation. Turnover in the brokerage and investment banking industries is high and we encounter intense competition for qualified employees from other companies in the brokerage and investment banking industries as well as from businesses outside those industries. Since we have fewer resources than our competitors with which to recruit and retain key employees, we may not be able to attract and keep the best talent.
If we were to lose the services of any of our senior equity research, sales and trading professionals, or executive officers to a new or existing competitor or otherwise, or fail to attract additional talented professionals, we may not be able to retain valuable relationships and some of our clients could choose to use the services of a competitor instead of our services.
Our plan to enter the asset management business will require us to attract additional professionals with expertise in that area. If we fail to attract qualified individuals for this effort, we may not be successful in launching this new business, and our financial results will suffer as a result.
We face strong competition, including from entities with significantly more financial and other resources.
The brokerage and investment banking industries are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including our small- and micro-cap focus, the ability of our professionals, our industry expertise, customer relationships and business reputation, and the quality of our services. We believe we may experience competitive pressures in these and other areas in the future.
The scale of our competitors has increased as a result of substantial consolidation among companies in the brokerage and investment banking industries. Additionally, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. Also, many funds and other institutional investors have their own internal research capabilities. We are a relatively small firm, and many of our competitors offer a broader range of products and services, have greater financial and marketing resources, larger customer bases, better name recognition, larger numbers of senior professionals to serve their clients’ needs and more expansive global coverage than we have. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the brokerage and investment banking market. If we are unable to compete effectively with our competitors, our business, financial condition and results of operations will be adversely affected.
We are establishing an asset management business, which will be subject to intense competition. We have limited capital relative to our larger asset management competitors and we will have a limited ability to compete for asset management business as a result. If we continue to expend financial and other resources to grow our asset management offerings and that expenditure does not result in significant increased revenues, it would have an adverse effect on our business and results of operations.
Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.
We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions. We focus principally on small- and micro-cap companies, which may be more susceptible to stock price volatility, earnings restatements, unpredictable financial results, and other developments that may result in stockholder litigation. Our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including stockholders of our clients who could bring securities class actions against us. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. We are also potentially subject to claims arising from disputes with employees. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time.
Legal or regulatory matters involving our directors, officers or employees in their individual capacities also may create exposure for us because we may be obligated or may choose to indemnify the affected individuals against liabilities and expenses they incur in connection with such matters to the extent permitted under applicable law.
Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.
We depend on Mr. Sidoti and the loss of his services would have a material adverse effect on us.
We depend on the efforts and reputation of Peter Sidoti, our founder, Chairman and Chief Executive Officer. Mr. Sidoti’s reputation and relationships with clients and potential clients are critical elements in expanding and maintaining our businesses. The loss of his services would have a material adverse effect on our operations, including our ability to attract and retain clients and raise additional funds. In addition, Mr. Sidoti will be leading our asset management business and spending less time than in the past on other parts of our business. This may result in a decline in our existing revenue or net income.
Our failure to deal appropriately with actual, potential or perceived conflicts of interest could damage our reputation and materially adversely affect our business.
We may confront actual, potential or perceived conflicts of interest in our business. We face the risk that our current policies, controls and procedures may not timely identify or appropriately manage such conflicts of interest.
It is possible that actual, potential or perceived conflicts could give rise to client dissatisfaction, litigation or regulatory enforcement actions. Appropriately identifying and managing actual or perceived conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation which could materially adversely affect our business in a number of ways, including a reluctance of some potential clients and counterparties to do business with us.
As we begin to enter the asset management area, we will compete with some of our clients in our traditional research and sales and trading businesses, and those clients could reduce the amount of business they do with us as a result. If this were to occur, it could cause our financial results to suffer.
Misconduct by our employees or by the employees of our business partners could harm us and is difficult to detect and prevent.
There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our firm. For example, misconduct could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases. Our ability to detect and prevent misconduct by entities with which we do business may be even more limited. We may suffer reputational harm for any misconduct by our employees or those entities with which we do business.
Extensive and evolving regulation of our business and the business of our clients exposes us to the potential for significant penalties and fines due to compliance failures, increases our costs and may result in limitations on the manner in which our business is conducted.
As a participant in the financial services industry, we are subject to extensive regulation in the United States and internationally. We are subject to regulation by government and self-regulatory organizations in the jurisdictions in which we operate. As a result of market volatility and disruption in recent years, the United States and other governments have taken unprecedented steps to try to stabilize the financial system, including providing assistance to financial institutions and taking certain regulatory actions. The full extent of the effects of these actions and of legislative and regulatory initiatives (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) effected in connection with, and as a result of, such extraordinary disruption and volatility is uncertain, both as to the financial markets and participants in general, and as to us in particular.
Our ability to conduct business and our operating results, including compliance costs and capital retention requirements, may be adversely affected as a result of any new requirements imposed by the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) or other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that regulate financial services firms or supervise financial markets and may require substantial attention by senior management. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these government authorities and self-regulatory organizations. In addition, some of our clients or prospective clients may adopt policies that exceed regulatory requirements and impose additional restrictions affecting their dealings with us. Accordingly, we may incur significant costs to comply with U.S. and international regulation. In addition, new laws or regulations or changes in enforcement of existing laws or regulations applicable to our clients may adversely affect our business.
Our business is subject to periodic examination by various regulatory authorities, and we cannot predict the outcome of any such examinations. Our failure to comply with applicable laws or regulations could result in adverse publicity and reputational harm as well as fines, civil penalties, the issuance of cease and desist orders, suspensions or disqualification of personnel or other sanctions, including revocation or suspension of the registration of us or any of our subsidiaries as a broker-dealer or investment advisor and could impair executive retention or recruitment.
Entry into new businesses and joint ventures may result in additional risks and uncertainties in our business.
We intend to grow our core businesses primarily through internal expansion. We may also seek to grow through strategic investments, acquisitions, entry into new businesses or joint ventures. To the extent we make strategic investments or acquisitions, or enter into new businesses or joint ventures, we would face numerous risks and uncertainties combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. Also, our share price could decline after we announce or complete a transaction if investors view the transaction as too costly or unlikely to improve our competitive position. In the case of joint ventures, we would be subject to additional risks and uncertainties in that we could be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and any joint venture partners could negatively impact our businesses.
To the extent we enter into new business activities in the future, such as our entry into the asset management business, these activities will involve significant start-up costs and operational and staffing challenges, including attracting and retaining qualified personnel. In addition, these activities may use a portion of the time of members of our management that would then be unavailable for the management of our existing businesses. Certain possible future business activities may require us to raise significant amounts of capital which efforts may be subject to market conditions at the time. To the extent we undertake new activities, they may not be successful and any investments we make in these new activities may not retain their value or achieve positive returns.
Pricing and other competitive pressures may impair the revenues and profitability of our sales and trading business.
We derive a significant portion of our revenues from our sales and trading business; commissions accounted for approximately 65%, 64% and 66%, respectively, of our revenues in 2012, 2013 and the six months ended June 30, 2014. Along with other securities firms, we have experienced price competition in this business in recent years. Electronic trading platforms and algorithmic trading programs have increased the pressure on trading commissions and spreads. We expect this trend toward alternative trading systems and pricing pressures in this business to continue. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to customers in order to win their trading business. If we are unable to compete effectively with our competitors in these areas, the revenues and profitability of our sales and trading business may decline and our business, financial condition and results of operations may be adversely affected.
Some of our clients compensate us through brokerage commissions for the value of research and other value-added services we deliver to our clients. We also depend upon arrangements, which have been adopted by some large institutional investors with third-party brokers. In these arrangements, these institutional investors concentrate their trading with fewer “execution” brokers and pay a fixed amount for execution with an additional amount set aside for payments to other firms for research or other brokerage services. Accordingly, we may experience reduced (or no) trading volume with such investors but may be compensated for our research and sales efforts through allocations of the designated amounts. Depending on the extent to which we adopt this practice and depending on our ability to reach arrangements on terms acceptable to us, this trend would likely impair the revenues and profitability of our sales and trading business by negatively affecting both volumes and trading commissions.
As we are committed to maintaining and improving our comprehensive research coverage of small- and micro capitalization stocks to meet customer needs and to support our sales and trading business, we may be required to make additional substantial investments in our research capabilities.
Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.
Liquidity, or ready access to funds, is essential to financial services firms, including ours. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our sales and trading business, and perceived liquidity issues may affect the willingness of our clients and counterparties to engage in sales and trading transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our sales and trading clients, third parties or us. Investment in new businesses, such as the asset management business, could put additional strain on our liquidity. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

Sidoti & Company, LLC, our broker-dealer subsidiary, is subject to the net capital requirements of the SEC, FINRA and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to conduct our business. Furthermore, Sidoti & Company, LLC is subject to laws that authorize regulatory bodies to block or reduce the flow of funds from it to the holding company. As a holding company, we depend on dividends, distributions and other payments from our subsidiaries to fund all payments on our obligations. In addition, because Sidoti & Company, Inc. holds equity interests in the firm’s subsidiaries, its rights as an equity holder to the assets of these subsidiaries may not materialize, if at all, until the claims of the creditors of these subsidiaries are first satisfied.
Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risks.
Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us.
We base some methods of risk management on the use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by the Company. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. The Company cannot give assurances that its policies and procedures will effectively and accurately record and verify this information. If any of the processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.
Our operations and infrastructure and those of the service providers upon which we rely may malfunction, fail or require upgrades.
Our business depends on our ability to process, on a daily basis, a large number of transactions across diverse markets. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. If any of these systems do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer impairments, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage.
We have outsourced certain aspects of our technology infrastructure, including data centers, disaster recovery systems and wide area networks, as well as some trading applications. For example, we rely on FlexTrade for our order routing system. We depend on our technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of our control and could negatively impact our business. We have experienced disruptions on occasion, none of which has been material to our operations or financial results. However, there can be no guarantee that future disruptions with these providers will not occur or that any such disruption will not have a material effect on our operations or financial results.
We also face the risk of operational failure or termination of relations with our clearing firm, Convergex Execution Solutions LLC (“ConvergEx”), or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.
Adapting or developing our technology systems to meet new regulatory requirements, client needs, geographic expansion and industry demands is also critical for our business. The introduction of new technologies presents new challenges on a regular basis. We have an ongoing need to upgrade and improve our various technology systems, including our data and transaction processing, financial, accounting, risk management and trading systems. This need could present operational issues or require significant capital spending. It also may require us to make additional investments in technology systems and may require us to reevaluate the current value or expected useful lives of our technology systems, which could negatively impact our results of operations.
Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. In the ordinary course of business, we collect and store sensitive data, including our proprietary business information and that of our customers, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breach due to employee error, malfeasance or other disruptions. The recent increase in the number of security breaches at large retailers, credit card companies and others reflect the increased risk for all companies handling sensitive client data. If one or more of such events occurs, it could jeopardize our or our clients’ or counterparties’ confidential and other information that is processed and stored in, or transmitted through, our computer systems and networks or otherwise cause disruptions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and we may be subject to litigation and financial losses that are either not covered or are only partially covered by any insurance policies maintained by us.
Our operations could be adversely affected by events that impact our principal office.
Because our operations are based in a single location that is adjacent to Grand Central Station in New York City, the risk of interruption due to a terrorist attack, or the security response to the perceived threat of such an attack, is heightened. In addition, our operations may be interrupted by disruptions involving electrical, communications, transportation or other services used by us or third parties with which we conduct business, whether due to fire, earthquakes or other natural disasters, power or communications failure, acts of war or terrorism or otherwise.
Our management has no experience running a public company, and the demands of running a public company could require our management to devote more time to regulatory and other requirements, resulting in additional costs.
Our management team has historically operated our business as a privately owned company. The individuals who now constitute our management have not previously managed a publicly traded company.
Following our initial public offering, we will be subject to significant additional regulatory and reporting requirements, including under the Exchange Act, as amended, the Sarbanes-Oxley Act and the NYSE MKT listed company rules. We will incur additional costs on an ongoing basis in order to comply with these additional requirements. These costs include those related to expanding our internal control and compliance functions, and recruiting and retaining additional staff. The historical consolidated financial information in this prospectus does not reflect the added costs that we expect to incur as a public company or the resulting changes that will have occurred in our capital structure and operations. For more information, see our historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.
In addition, our senior management may be required to devote more of their time to meeting these additional requirements. Since inception, our senior management has been actively involved in the revenue-generating activities of our operations. If our senior management is required to devote more time to the additional requirements of managing a public company, and we are unable to successfully transition some or all of the direct revenue generating responsibilities of our senior management to other suitable professionals, our reputation, business, results of operations and financial condition may be harmed.

As we enter in the asset management area, we will become subject to risks in a market in which we have limited experience.
Historically, we have generated the majority of our revenues from our research and sales and trading businesses. As we enter the asset management industry, an area in which we have never participated, our existing business model will change and we will become subject to risks in a market in which we have limited experience. The asset management business is extremely competitive and the size and number of asset management funds, including hedge funds and private equity funds, has continued to increase. Some of these funds have operated asset management businesses for a number of years and have substantial experience and a recognized track record. If investors choose to invest with other participants in the asset management business that have, or are perceived to have, greater expertise, it would have an adverse effect on our business.
Our asset management strategy is focused on small- and micro-cap stocks and may be subject to distinct risks.
There are relatively few fund management complexes that focus on strategies involving small- and micro-cap stocks. In part, this is due to the fact that there may be limited institutional interest in small- and micro-cap stocks. In addition, there may be significant operating and other costs associated with managing a fund that invests in small- and micro-cap stocks as compared to a similarly sized fund that invests in large-cap stocks, given that a small- and micro-cap focused fund will be required to hold positions in many more stocks, each of which may have a limited trading volume. Monitoring, trading and transaction costs may be higher for small- and micro-cap focused funds than for similarly sized funds that invest in public companies with larger capitalizations. We have no asset management track record and cannot assure you that our asset management strategy will prove successful.
Risks Related to this Offering and Ownership of our Common Stock
There has been no trading market for our common stock, an active market may not be developed or maintained, and the market price of our common stock may be volatile, thereby potentially preventing you from reselling shares of our common stock at or above the price you paid.
Before this offering, there has been no public market for our common stock. Although we have applied for listing of our common stock on the NYSE MKT, an active trading market for our common stock may never develop or be sustained. In addition, you will pay a price for our common stock in this offering that was not established in a competitive market. Instead, you will pay a price that we negotiated with the underwriters. See “Underwriting” for factors considered in determining the initial public offering price. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets and may be higher than the market price of our common stock after this offering. In addition, the underwriters do not make markets in securities, and will not make a market in our common stock after the offering, which may limit the liquidity of any market for our common stock. In particular, we cannot assure you as to:
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  the likelihood that an active public trading market for our common stock will develop after this offering or, if developed, that a public trading market can be sustained;
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  the liquidity of any such market;
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  the ability of our stockholders to sell their common stock; or
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  the price that our stockholders may obtain for their common stock.

If no public market develops, it may be difficult or impossible to resell shares of our common stock if you should desire to do so. Even if an active trading market develops, the market price for our common stock may be highly volatile and could be subject to wide fluctuations after this offering. We cannot predict how our common stock will trade in the future. Some of the factors that could negatively affect our stock price include:
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  actual or anticipated variations in our quarterly operating results;
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  our ability to convince research analysts to follow and produce research reports on us;
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  changes in revenue or financial estimates or publication of research reports and recommendations by financial analysts;
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  fluctuations in the stock price and operating results of our competitors;
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  our ability to execute our business plan;
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  additions or departures of key management personnel;
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  proposed or adopted regulatory changes or developments;
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  speculation in the press or investment community;
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  legal or regulatory actions against us;
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  issuances of new equity pursuant to future offerings;
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  general and industry-specific market and economic conditions; and
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  announcements concerning our competitors or the financial services industry in general.
In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our business.
Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.
The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, investors purchasing shares of common stock in this offering will contribute     % of the total amount invested to date to fund us, but will own only       % of the common stock outstanding, based on the assumed initial public offering price of $       per share, which is the mid-point of the range listed on the cover of this prospectus. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”
If securities or industry analysts do not publish research reports about our business or our industry, or publish negative reports about our business or our industry, our share price and trading volume could decline.
The trading market for our common stock will be influenced by the research reports that securities or industry analysts publish about us, our business, our industry or our competitors. If we are unable to convince research analysts to publish research reports about us, there could be less investor interest and therefore lower volume and more volatility in our stock price. Also, if one or more of the analysts who does cover us changes his or her recommendation regarding our stock adversely, changes his or her opinion of the prospects for our company in a negative manner or provides more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.
Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering,

we will have      shares of common stock outstanding. The shares of common stock offered in this offering will be freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. Prior to the consummation of the offering, we will enter into a registration rights agreement with certain of our executives, which will allow these parties, after a certain period of time and subject to customary conditions and restrictions, to cause us to file a registration statement with respect to their shares. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, there could be an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.
We, our executive officers and directors and our other existing security holders have agreed, subject to certain exceptions, not to sell or transfer any common stock, or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus, without first obtaining written consent of WR Hambrecht + Co, LLC, as representative of the underwriters. See “Underwriting.”
All of our shares of common stock outstanding as of the date of this prospectus may be sold in the public market by existing stockholders 180 days after the date of this prospectus, subject to applicable limitations imposed under federal securities laws. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our common stock after this offering.

Number of Shares of Common Stock and % of Total Outstanding	Date Available for Sale into Public Market
or %	Immediately after completion of this offering
or %	180 days after the date of this prospectus
or %	From time to time after the date 180 days after the date of this prospectus

In the future, we may also issue our securities in connection with a capital raise or acquisition. The amount of shares of our common stock issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding shares of common stock, which would result in dilution.
The future issuance of additional common stock in connection with our 2014 Plan, acquisitions or otherwise will dilute all other stockholdings.
After this offering, we will have an aggregate of      shares of common stock authorized but unissued and not reserved for issuance under our 2014 Plan. We may issue all of these shares of common stock without any action or approval by our stockholders, subject to certain exceptions. We also intend to continue to evaluate acquisition opportunities and may issue common stock in connection with these acquisitions. Any common stock issued in connection with our 2014 Plan, acquisitions or otherwise would dilute the percentage ownership held by the investors who purchase common stock in this offering.
We will have broad discretion in how we use the net proceeds from this offering.
We currently intend to use the net proceeds from this offering to help support our nascent asset management platform as described in the “Use of Proceeds” section of this prospectus. However, we do not have more specific plans for the net proceeds from this offering and will have broad discretion in how we use the net proceeds of this offering. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment. You may not have the opportunity to influence our decisions on how to use the net proceeds from this offering.
Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.
We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any future payment of dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging public companies, which includes, among other things:
•
  exemption from the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act;
•
  reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;
•
  exemption from the requirements of holding non-binding stockholder votes on executive compensation arrangements; and
•
  exemption from any rules requiring mandatory audit firm rotation and auditor discussion and analysis and, unless the SEC otherwise determines, any future audit rules that may be adopted by the Public Company Accounting Oversight Board.
We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary after our initial public offering, or until the earliest of (i) the last day of the fiscal year in which we have annual gross revenue of $1 billion or more, (ii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iii) the date on which we are deemed to be a large accelerated filer under the federal securities laws. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.
Under the JOBS Act, emerging growth companies are also permitted to elect to delay adoption of new or revised accounting standards until companies that are not subject to periodic reporting obligations are required to comply, if such accounting standards apply with non-reporting companies. We have made an irrevocable decision to opt out of this extended transition period for complying with new or revised accounting standards.
We cannot predict if investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.
Provisions in our charter, as in effect immediately after this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:
•
  the right of our board of directors to elect directors to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
•
  the establishment of a classified board of directors requiring that only a subset of the members of our board of directors be elected at each annual meeting of stockholders;

•
  the prohibition of cumulative voting in our election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;
•
  the requirement that stockholders provide advance notice to nominate individuals for election to our board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirers’ own slate of directors or otherwise attempting to obtain control of our company;
•
  the ability of our board of directors to issue, without stockholder approval, shares of undesignated preferred stock with terms set by the board of directors, which rights could be senior to those of our common stock. The ability to authorize shares of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us;
•
  the ability of our board of directors to alter our charter without obtaining stockholder approval;
•
  the inability of our stockholders to call a special meeting of stockholders and to take action by written consent in lieu of a meeting;
•
  the required approval of the holders of at least two-thirds of the stock entitled to vote at an election of directors to adopt, amend, or repeal our charter;
•
  the required approval of the holders of at least two-thirds of the stock entitled to vote at an election of directors to repeal or adopt any provision of our charter regarding the election of directors;
•
  the required approval of the holders of at least 80% of such shares to amend or repeal the provisions of our charter regarding the election and classification of directors; and
•
  the required approval of the holders of at least a majority of the shares entitled to vote at an election of directors to remove directors without cause.
We are electing to be subject to certain Delaware anti-takeover provisions and we may not engage in a business combination with any holder of 15% or more of our outstanding common stock unless the holder has held the shares for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us. For a description of our common stock, see “Description of Capital Stock.”

Special Note Regarding Forward-Looking Statements
This prospectus, particularly in the sections titled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “think,” “could,” “will,” “see,” “would,” “predict,” “potential,” or the negative of these terms or other similar expressions. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. The statements we make regarding the following subject matters are forward-looking by their nature:
•
  the effect of difficult market conditions on our business;
•
  the consequences of a decline in small- and micro-cap company stocks on our business;
•
  our future revenues;
•
  any success or failure in retaining and attracting employees;
•
  the effects of losing Mr. Sidoti’s services;
•
  whether we will have and be able to manage any conflicts of interest;
•
  any future misconduct by our employees or business partners;
•
  the effects of entering the asset management business;
•
  the effects of regulations on our business and any potential penalties or fines related to compliance failures;
•
  continued pricing and other competitive pressures and their effects on our profitability;
•
  our future access to capital;
•
  whether our risk management policies will leave us exposed to unidentified and unanticipated risks;
•
  the potential failure or malfunctioning of our operations and infrastructure or those of our service providers;
•
  any potential litigation;
•
  the potential risks associated with investments, acquisitions and entry into new business ventures;
•
  the high concentration in the ownership of shares of our common stock;
•
  whether an active market for our common stock will be developed or maintained;
•
  the potential for extreme price and volume fluctuations of our common stock;
•
  immediate and substantial dilution of the shares purchased in this offering;
•
  the effects of published research and reports on the price and trading volume of our common stock;
•
  the impact of a substantial future sale or issuance of our common stock or perceptions in the public markets on our share price;
•
  our broad discretion in the use of proceeds from this offering;
•
  our status as an “emerging growth company” under the JOBS Act; and
•
  the additional costs and requirements we will incur as a result of operating as a public company.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common stock, investors should be aware that the occurrence of the events described under the caption “Risk Factors” and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Use of Proceeds
We estimate that the net proceeds we will receive from this offering will be $     million, at an assumed initial public offering price of $     per share, which is the mid-point of the range listed on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
A $1.00 increase or decrease in the assumed initial public offering price of $     per share, which is the midpoint of the range reflected on the cover of this prospectus, would increase or decrease the net proceeds from this offering by approximately $     million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We estimate that our net proceeds will be approximately $     million, assuming an initial public offering price of $     per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 100,000 shares in the number of shares sold in this offering by us would increase or decrease the net proceeds to us from this offering, after deducting assumed underwriting discounts and commissions, by $    , assuming an initial public offering price of $     per share, which is the midpoint of the range reflected on the cover of this prospectus.
We intend to use a significant portion of the net proceeds from this offering to help support our nascent asset management platform that is focused on investing in small- and micro-cap stocks. We will need to invest in recruiting talented professionals with relevant experience and will incur start-up, marketing and other related expenses.
Some of the other principal purposes of this offering are to create a public market for our common stock and increase our visibility in the marketplace. Creating a public market for our common stock will facilitate our ability to raise additional equity in the future and to use our common stock as a means of attracting and retaining key employees and as consideration for acquisitions. Another principal purpose of this offering is to provide liquidity to existing stockholders.
We will have broad discretion in the way that we use the net proceeds of this offering. The amounts that we actually spend for the purposes described above may vary significantly and will depend, in part, on the timing and amount of our future revenues, our future expenses and any potential acquisitions that we may propose. Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities, U.S. government securities and other marketable securities. We cannot predict whether the net proceeds invested will yield a favorable return.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable law and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2014:
•
  on an actual basis; and
•
  on a pro forma as adjusted basis, giving effect to the reorganization prior to the consummation of this offering, and the sale by us of      shares of common stock in this offering at an assumed initial public offering price of $     per share, the mid-point of the range set forth on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
You should read this table together with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2014
	Actual		Pro Forma as Adjusted for Reorganization	Pro Forma as Adjusted for the Offering(1)
	(in thousands, except share and per share data)
Capital member interests	$		$
Minority interest
Member’s equity and stockholders’ equity
Capital member interests
Employee interests
Common stock, $0.001 par value per share; shares authorized; shares issued and outstanding on a pro forma basis, and shares issued and outstanding on a pro forma basis adjusted for this offering
Additional paid-in capital
Retained earnings
Total member’s equity		5,949,438
Total capitalization		$5,949,438	$

(1)
  A $1.00 increase or decrease in the assumed initial public offering price of $     per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, member’s equity and stockholders’ equity by $     , assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. An increase or decrease of 100,000 shares in the number of shares sold in this offering by us would increase or decrease, as applicable, member’s equity and stockholders’ equity from this offering by $     , assuming an initial public offering price of $     per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.
The number of shares of our common stock to be outstanding after this offering is based on      shares of common stock outstanding as of June 30, 2014 on an as converted basis, and excludes shares of common stock that will be available for future grant under our 2014 Plan, which will become effective on the date of the completion of this offering, and additional shares of common stock that will be available for future grant under the automatic increase provisions of our 2014 Plan (see “Executive Compensation — 2014 Stock Incentive Plan”).
Unless otherwise provided, the number of shares of common stock described above gives effect to the issuance of     shares of common stock to existing owners of capital member interests and employee interests in our predecessor entity in connection with our reorganization from an LLC into a Delaware corporation in connection with this offering.

DILUTION
If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma as adjusted net tangible book value per shares of our common stock immediately after completion of this offering.
As of June 30, 2014, our net tangible book value was approximately $     million, or $     per share of common stock. The net tangible book value per share represents the amount of our tangible assets less our liabilities, divided by the shares of common stock outstanding as of June 30, 2014 after giving effect to the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Information.” Our as adjusted net tangible book value includes the impact of our sale of      shares of common stock in this offering at an assumed initial public offering price of $     per share, the mid-point of the price range set forth on the front cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Our pro forma as adjusted net tangible book value at June 30, 2014 would have been $     million, or $     per share of common stock. This represents an immediate increase in pro forma net tangible book value of $     per share to existing stockholders and an immediate dilution of $     per share to new investors (in millions, except per share amounts).
The following table illustrates this dilution:

Assumed initial public offering price per share of common stock		$
Net tangible book value per share as of June 30, 2014, before giving effect to this offering	$
Increase in net tangible book value per share attributable to investors purchasing shares in this offering	$
Pro forma as adjusted net tangible book value per share after giving effect to this offering		$
Dilution in pro forma net tangible book value per share to investors purchasing common stock in this offering		$

A $1.00 increase in the initial public offering price of $     per share, the midpoint of the price range set forth on the cover of this prospectus, would increase our pro forma as adjusted net tangible book value per share after this offering by approximately $     and would increase dilution per share to new investors by approximately $     , assuming that the number of shares of common stock offered by us, as set forth on the cover of this prospectus, remains the same.
A $1.00 decrease in the initial public offering price of $     per share, the midpoint of the price range set forth on the cover of this prospectus, would decrease our pro forma as adjusted net tangible book value per share after this offering by approximately $     and would decrease dilution per share to new investors by approximately $     , assuming that the number of shares of common stock offered by us, as set forth on the cover of this prospectus, remains the same.
A $2.00 increase in the initial public offering price of $     per share, the midpoint of the price range set forth on the cover of this prospectus, would increase our pro forma as adjusted net tangible book value per share after this offering by approximately $     and would increase dilution per share to new investors by approximately $     , assuming that the number of shares of common stock offered by us, as set forth on the cover of this prospectus, remains the same.
A $2.00 decrease in the initial public offering price of $     per share, the midpoint of the price range set forth on the cover of this prospectus, would decrease our pro forma as adjusted net tangible book value per share after this offering by approximately $     and would decrease dilution per share to new investors by approximately $     , assuming that the number common stock offered by us, as set forth on the cover of this prospectus, remains the same.
The pro forma as adjusted net tangible book value per share after giving effect to this offering would be $     per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $     per share.

The following table summarizes on a pro forma as adjusted basis as of June 30, 2014:
•
  the total number of shares of common stock purchased from us by our existing stockholders and by new investors purchasing shares in this offering;
•
  the total consideration paid to us by our existing stockholders and by new investors purchasing shares in this offering, assuming an initial public offering price of $     per share (before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering); and
•
  the average price per share paid by existing stockholders and by new investors purchasing shares in this offering.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors					$
Total		100.0%	$	100.0%	$

A $1.00 increase or decrease in the assumed initial public offering price of $     per share, the midpoint of the price range set forth on the cover of this prospectus, would increase or decrease the total consideration paid to us by new investors by $     million and increase or decrease the percent of total consideration paid to us by new investors by approximately     %, assuming that the number of shares of common stock offered by us, as set forth on the cover of this prospectus, remains the same.
The number of shares held by the existing stockholders after this offering would be reduced to     % of the total number of shares of our common stock outstanding, and the number of shares held by new investors would be      or     % of the total number of shares of our common stock outstanding.
Except as otherwise indicated, the amounts set forth above are based on      shares of common stock outstanding as of June 30, 2014, on an as converted basis, and excludes      shares of common stock that will be available for future grant under our 2014 Plan, which will become effective on the date of the completion of this offering, and additional shares that will be available for future grant under the automatic increase provisions of our 2014 Plan (see “Executive Compensation — 2014 Stock Incentive Plan”).

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial information is based upon the historical consolidated financial statements of our operating subsidiary, Sidoti & Company, LLC. Prior to this offering and prior to the reorganization discussed below, our predecessor holding company entity, Sidoti Holding Company, LLC, was organized as a limited liability company and, therefore, we were not subject to U.S. federal or state income taxes and our earnings did not reflect the taxes we will pay as a corporation. Following the reorganization transactions, we will be a holding corporation whose only asset is its interest in its subsidiaries, Sidoti & Company, LLC, Sidoti Capital Management, LLC and Sidoti Micro Cap GP, LLC.
The unaudited pro forma condensed consolidated statement of income information reflects the reorganization transactions which are further described under “Business — Reorganization Transactions and Corporate Structure”. The unaudited pro forma condensed consolidated statements of operations and financial condition are presented for illustrative purposes only and do not purport to represent our results of operations or financial position that would actually have occurred had the transactions referred to below been consummated on January 1, 2013 or January 1, 2014 for the unaudited pro forma condensed consolidated statement of operations, as applicable, and on June 30, 2014 for the unaudited pro forma condensed consolidated statement of financial condition, or to project our results of operations or financial position for any future date or period. The pro forma adjustments described herein are based upon available information and certain assumptions that we believe are reasonable and factually supportable.
In order to reflect our operating expenses as well as tax and capital structure if we were organized as a corporation, the unaudited pro forma condensed consolidated financial information gives effect to the reorganization transactions and the related transactions as described in “Business — Reorganization Transactions and Corporate Structure,” including:
•
  the exchange of capital member interests and employee interests held by our non-employee members into shares of our common stock in connection with the corporate reorganization; and
•
  A provision for corporate income taxes at an effective tax rate of     %, which assumes Sidoti & Company, LLC is taxed as a C corporation at the highest statutory rates apportioned to each state, local, and/or foreign tax jurisdiction and is reflected net of U.S. federal tax benefit.
The unaudited pro forma condensed consolidated financial information is included for informational purposes only and does not purport to reflect our results of operations or financial condition that would have occurred had we operated as a public company during the periods presented. We have not made any pro forma adjustment relating to reporting and compliance costs and investor relations costs that we will incur as a public company. You should read this unaudited pro forma condensed consolidated financial information together with the other information contained in this prospectus, including “Business — Reorganization Transactions and Corporate Structure” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto.

The unaudited pro forma condensed consolidated financial information presented is not necessarily indicative of the results of operations or financial position that might have occurred had the above pro forma adjustments actually taken place as of the dates specified, or that may be expected to occur in the future.

	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2013
	Sidoti & Company, LLC Historical	Pro Forma Adjustments	Sidoti & Company, LLC Pro Forma
Total income	$30,286,708
Compensation and benefits	22,578,681
Non-compensation expense	6,829,782
Total expenses	$29,408,463
Income before income taxes	878,245
Provision for income taxes	52,563	(a)
Net income	$825,682
Weighted average shares outstanding
Basic			(b)
Diluted			(b)
Net income per share
Basic			(b)
Diluted			(b)

(a)
  As a limited liability company, we were not subject to U.S. federal income taxes, but we were subject to tax in certain foreign and local jurisdictions. An adjustment has been made to increase our effective tax rate to     %, which assumes Sidoti & Company, LLC is taxed as a C corporation including (at the highest statutory rates apportioned to each) state, local and foreign taxes.
(b)
  Weighted average shares outstanding are calculated as follows:

	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2014
	Sidoti & Company, LLC Historical	Pro Forma Adjustments	Sidoti & Company, LLC Pro Forma
Total income	$14,062,788
Compensation and benefits	9,116,927
Non-compensation expense	4,609,717
Total expenses	$13,726,644
Income before income taxes	336,144
Provision for income taxes	21,078	(a)
Net income	$315,066
Weighted average shares outstanding
Basic			(b)
Diluted			(b)
Net income per share
Basic			(b)
Diluted			(b)

(a)
  As a limited liability company, we were not subject to U.S. federal income taxes, but we were subject to tax in certain foreign and local jurisdictions. An adjustment has been made to increase our effective tax rate to     %, which assumes Sidoti & Company, LLC is taxed as a C corporation including (at the highest statutory rates apportioned to each) state, local and foreign taxes.
(b)
  Weighted average shares outstanding are calculated as follows:

	Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition as of June 30, 2014
	Sidoti & Company, LLC Historical	Pro Forma Adjustments	Sidoti & Company, LLC Pro Forma
Cash and cash equivalents	$4,892,820
Receivables from clearing brokers	1,762,679
Investment banking fees receivable	210,917
Research fees receivable	565,939
Prepaid expenses and other assets	480,631
Property and equipment, net	96,644
Security deposits	137,365
Total assets	$8,146,995
Bonuses payable	$529,000
Commissions payable	360,926
Payables to clearing brokers	4,035
Accounts payable and accrued expenses	1,303,596
Total liabilities	2,197,557
Total member’s equity	5,949,438	(a)
Total liabilities and member’s equity	$8,146,995

(a)
  Reflects the exchange of capital member interests and employee interests in Sidoti Holding Company, LLC into shares of our common stock in connection with the corporate reorganization as described in “Business — Reorganization Transactions and Corporate Structure,” and the issuance of shares of our common stock pursuant to this offering.

SELECTED CONSOLIDATED FINANCIAL DATA
The following tables summarize the historical financial data for our operating subsidiary, Sidoti & Company, LLC. Following the reorganization transactions, we will be a holding corporation whose only asset is its interest in its subsidiaries, Sidoti & Company, LLC, Sidoti Capital Management, LLC and Sidoti Micro Cap GP, LLC. For further details on these transactions, see “Business — Reorganization Transactions and Corporate Structure” in this prospectus.
We have derived the statement of operations data for the fiscal years ended December 31, 2012 and 2013 and our balance sheet data as of December 31, 2012 and 2013 from our audited financial statements and related notes included elsewhere in this prospectus. The unaudited statement of operations data for the six months ended June 30, 2014 are derived from our unaudited financial statements included elsewhere in this prospectus. The balance sheet data as of June 30, 2013 and June 30, 2014 are derived from our unaudited financial statements included elsewhere in this prospectus. We have prepared the unaudited financial information on the same basis as the audited financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. Additionally, our results of operations for the interim period ended June 30, 2014 are not necessarily indicative of the results to be obtained for the full fiscal year. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	For the Year Ended December 31,		For the Six Months Ended June 30,
			(unaudited)
	2012	2013	2013	2014
Statement of Operations Data:
Revenues:
Commissions	$19,216,613	$19,467,968	$9,652,084	$9,258,689
Research income	8,568,574	8,070,258	3,606,980	3,528,870
Investment banking income	730,518	1,654,058	1,175,599	551,977
Seminar and conference fee income	947,242	882,960	882,960	640,077
Other income	296,774	211,464	87,969	83,175
Total revenues	$29,759,721	$30,286,708	$15,405,592	$14,062,788
Expenses:
Employee compensation and benefits	$21,596,246	$22,578,681	$10,987,438	$9,116,927
Floor brokerage, exchange and clearance fees	1,660,173	1,467,156	710,050	788,915
Occupancy	1,675,623	1,455,454	753,104	717,781
Seminar and conferences	1,107,823	1,034,623	1,033,267	1,114,626
Travel and entertainment	1,110,280	1,179,410	611,295	630,215
Quotes and research	521,985	484,684	252,996	253,696
Communications and data processing	135,411	184,010	75,307	74,963
Other expenses	1,065,507	1,024,445	488,745	1,029,521
Total expenses	$28,873,048	$29,408,463	$14,912,202	$13,726,644
Income before local income taxes	$886,673	$878,245	$493,390	$336,144
Local income taxes	57,864	52,563	29,617	21,078
Net income	$828,809	$825,682	$463,773	$315,066

Balance Sheet Data:

	December 31,		June 30,
			(unaudited)
	2012	2013	2013	2014
Assets:
Cash and cash equivalents	$7,182,818	$7,362,636	$6,892,840	$4,892,820
Receivables from clearing brokers	1,984,727	2,015,739	1,965,018	1,762,679
Investment banking fees receivable	79,497	418,887	297,097	210,917
Research fees receivable	362,900	398,391	383,472	565,939
Prepaid expenses and other assets	309,694	285,841	262,264	480,631
Total current assets	$9,919,636	$10,481,494	$9,800,691	$7,912,986
Non-current assets:
Property and equipment, net	$155,166	$121,618	$154,976	$96,644
Security deposits	137,365	137,365	137,365	137,365
Total non-current assets	292,531	258,983	292,341	234,009
Total assets	$10,212,167	$10,740,477	$10,093,032	$8,146,995
Liabilities:
Current liabilities:
Bonuses payable	$2,276,000	$3,150,000	$2,500,000	$529,000
Commissions payable	436,405	541,336	479,579	360,926
Payables to clearing brokers	11,160	1,692	1,350	4,035
Accounts payable and accrued expenses	1,295,326	829,449	859,856	1,303,596
Total liabilities	$4,018,891	$4,522,477	$3,840,785	$2,197,557
Total Member’s Equity:	6,193,276	6,218,000	6,252,247	5,949,438
Total liabilities and member’s equity	$10,212,167	$10,740,477	$10,093,032	$8,146,995

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of our operating subsidiary, Sidoti & Company, LLC, should be read together with Sidoti & Company, LLC’s financial statements and the other financial information appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus. Please also see the section titled “Special Note Regarding Forward-Looking Statements.” All forward-looking statements speak only as of the date on which they are made.
Emerging Growth Company Status
We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:
•
  have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•
  comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•
  submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•
  disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have made an irrevocable decision to opt out of this extended transition period for complying with new or revised accounting standards.
We will remain an “emerging growth company” for up to five years or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.
Overview
We commenced operations in 1999 as an independent research firm focused on the small- and micro-cap sectors. Although we have grown since inception, our approach remains centered on high-quality research in these areas, which we believe to be underserved. In recent years, we have introduced new services, such as sales and trading and investment banking, all relying on the depth of our knowledge and expertise in the small- and micro-cap sectors. We believe that our distinct focus and expertise will enable us to expand into new businesses, such as asset management.

Our full-service approach affords our institutional investor clients with a combination of high-quality research, a small- and micro-cap company focused nationwide sales effort, broad access to corporate management teams and extensive trading support. Our principal services include:
•
  Equity Research:   We believe our commitment to unbiased, institutional-quality independent research has been responsible for our success and reputation since our inception in 1999.
•
  Sales and Trading:   Our nationally focused sales and trading team comprises highly experienced professionals who have established relationships with many of the leading institutional investors that focus on small-cap and micro-cap companies. Our trading desk, which has been in operation since 2004, employs its extensive experience in assisting institutions with prompt order execution and a competitive commission structure.
•
  Access to Corporate Management:   We provide institutional clients with extensive access to the management teams of companies included in our research coverage universe. We also organize small-cap and micro-cap investor conferences where our covered companies have the opportunity to present to dedicated small-cap and micro-cap institutional investors.
•
  Investment Banking Services:   We also are included as an underwriter, placement agent or initial purchaser in primarily equity securities offerings undertaken by companies for which we provide research coverage. We offer these companies assistance with block trades, authorized share repurchase programs and similar transactions.
Since inception, we have invested in growing our research platform and expanding the scope of our research coverage universe. This has required a substantial investment. Unlike most of our broker-dealer competitors, we do not derive a significant percentage of our revenues from investment banking services. We also do not provide mergers and acquisitions (“M&A”) advisory services. In effect, unlike larger investment bank competitors, we cannot offset our investment in research from fees from investment banking services or M&A advisory fees. As we discuss below, the majority of our revenues are based on our brokerage revenues. To an extent, brokerage revenues depend on general economic conditions and other circumstances outside of our control.
We discuss and analyze below the financial condition and results of operations of our operating subsidiary, Sidoti & Company, LLC. Following a series of reorganization transactions, we will be a holding corporation whose only asset is its interest in its subsidiaries, Sidoti & Company, LLC, Sidoti Capital Management, LLC and Sidoti Micro Cap GP, LLC. For further details on these transactions, see “Business — Reorganization Transactions and Corporate Structure” in this prospectus.
Business Environment
General economic conditions and trends affect our revenues and profitability. These include market conditions, investor sentiment about the equity markets, and macroeconomic conditions. We also are affected by new regulations affecting broker-dealers and, in the future, by regulations affecting registered investment advisers or their activities. All of these factors affect the robustness of the equity markets, the level of interest of institutional investors in small- and micro-cap stocks and the level of equity securities issuance. This affects the level of trading volumes and, as a result, impacts our brokerage revenues and our investment banking revenue. To the extent that investor sentiment is negative or investor interest in small- and micro-cap stocks diminishes, our research revenues would be adversely affected. These general economic trends are difficult to predict and are outside of our control. In the aftermath of the financial crisis in 2008 and 2009, the pace of regulatory change has accelerated. It is difficult to anticipate whether new regulations not yet proposed may have a negative impact on our business and financial results.
As we discuss in “Business,” the investment banking business is subject to intense competition. In recent years, there has been continued consolidation among banking firms. As a result, there are fewer independent, non-commercial bank affiliated broker-dealers. Many of these larger entities have significant resources and are able to recruit talented research and other banking personnel. As we discuss in “Business,” although the larger investment banks are less focused on small- and micro-cap stocks, there is no assurance that they will continue to focus on larger, well-capitalized companies. A shift in focus by these larger banks to small-cap stocks would pose increased competition in our market, considering the depth of their resources.

Across the banking industry, there has been intense pricing pressure in respect of trading commissions. To date, the pricing pressure has had a limited effect on our trading commissions; however, there can be no assurance that we will be able to preserve the attractive commissions that represent the most significant component of our revenues.
Industry Trends Affecting Our Business
Technological advances, the increasing speed of information flow and the availability of free information on the Internet have changed the equity research marketplace, dramatically affecting product demand from the traditional customer base and the very nature of product delivery. In addition, many existing customers are reducing commissions paid to their outside brokers. At the same time, quantitative analysis funds and ETFs offer potentially lower transaction costs and diversified benchmark performance, which may result in consumers choosing to invest in such products as opposed to directly buying individual common stocks. Taken together, traditional purchasers have reduced their consumption of independent equity research, because some fee-based research offers information that can be found for free elsewhere and is overly background-oriented, which adds little complementary value to investors’ trading decisions. Our goal remains to provide highly valuable insight to our clients and differentiate our product from rivals in an increasingly competitive marketplace.
Key Components of Our Results of Operations
Components of Revenues
We derive revenues primarily from direct commissions related to our sales and trading business, fees from providing proprietary research, and, to a lesser extent, fees from our investment banking business and seminar and conference fee income.
Brokerage Revenues
Our brokerage revenues include commissions paid by customers from brokerage transactions in listed and over-the-counter, or OTC, equity securities. We recognize commissions on a trade date basis. Our brokerage revenues may vary between periods, in part depending on commission rates, trading volumes and our ability to continue to deliver research and other value-added services to our clients. The ability to execute trades electronically, through the Internet and through other alternative trading systems has increased pressure on trading commissions and spreads. Although we are less affected by this trend because we focus exclusively on small- and micro-cap stocks, it is possible that in the future we may experience pricing pressures.
Research Income
We charge some of our customers directly for our proprietary research. In addition, we are compensated through brokerage commissions for the value of research and other value-added services we deliver to our clients. We also depend upon arrangements, which have been adopted by some large institutional investors with third-party brokers. In these arrangements, these institutional investors concentrate their trading with fewer “execution” brokers and pay a fixed amount for execution with an additional amount set aside for payments to other firms for research or other brokerage services. Accordingly, we may experience reduced (or eliminated) trading volume with such investors but may be compensated for our research and sales efforts through allocations of the designated amounts. Depending on the extent to which we adopt this practice and depending on our ability to reach arrangements on terms acceptable to us, this trend would likely impair the revenues and profitability of our commission business by negatively affecting both volumes and trading commissions in our commission business. Over the past year or two, some of our customers have transitioned away from research revenue payments and have instead compensated us through traditional commission payments. We also derive some revenue from third parties that repackage and distribute research.

Investment Banking
We earn investment banking revenues from underwriting securities offerings, arranging private placements and facilitating other transactions, including stock repurchase transactions and block trades for issuers for which we provide research coverage. We earn underwriting revenues from securities offerings in which we act as an underwriter or placement agent, such as initial public offerings and follow-on equity offerings. Underwriting revenues include management fees, underwriting fees and selling concessions. We record underwriting revenues, net of related syndicate expenses, at the time the underwriting is completed. In syndicated underwritten transactions, management estimates our share of transaction-related expenses incurred by the syndicate, and we recognize revenues net of such expenses. On final settlement, we adjust these amounts to reflect the actual transaction-related expenses and our resulting underwriting fee. We also act as a financial intermediary and facilitate corporate stock repurchase transactions and block trades for which we earn a negotiated fee. We record revenues in connection with these services when the transactions to be performed are substantially complete, the fees are determinable, and collection is reasonably assured.
Since our investment banking revenues are generally recognized at the time of completion of each transaction or the services to be performed, these revenues typically vary between periods and may be considerably affected by the timing of the closing of significant transactions. Generally, we do not seek out investment banking business but rather participate in transactions for issuers with which we have an existing relationship.
Components of Expenses
We classify our expenses as employee compensation and benefits, brokerage, exchange and clearance fees, occupancy, seminars and conferences, travel and entertainment, quotes and research, communications and data processing, and other expenses. A significant portion of our expense base is variable, including employee compensation and benefits, brokerage, exchange and clearance, communications and data processing, seminars and conferences, and travel and entertainment expenses.
Employee Compensation and Benefits
Employee compensation and benefits is the largest component of our expenses and includes employee and managing director base pay, performance bonuses, sales commissions, related payroll taxes, medical and benefits expenses, as well as expenses for temporary employees. While members of a limited liability company are typically compensated through pro rata profit distributions, our employee members receive the majority of their compensation in the form of individual performance-based bonuses. After this offering, we will be able to pay performance-based bonuses in the form of stock options pursuant our 2014 Plan. As is the widespread practice in our industry, we pay bonuses on an annual basis, which for senior professionals typically make up a large portion of their total compensation. Compensation is accrued based on a ratio of total compensation and benefits to total revenues. We accrue for the estimated amount of these bonus payments ratably over the applicable service period. Bonus payments may have a greater impact on our cash position and liquidity in the periods in which they are paid than would otherwise be reflected in our consolidated statements of income.
Brokerage, Exchange and Clearance Fees
Brokerage, exchange and clearance fees include the cost of floor and electronic brokerage and execution, securities clearance and exchange fees. We currently clear our securities transactions through Convergex. Changes in brokerage, clearing and exchange fees fluctuate largely in line with the volume of sales and trading activity.
Other Expenses
Other operating expenses primarily include travel and entertainment, seminars and conferences, market data, occupancy, communications, data processing and legal and accounting professional fees.
As a result of this offering, we will no longer be a private company and our costs for items such as insurance, accounting and legal advice will increase. We will also incur costs that we have not previously incurred for directors fees, investor relations expenses, expenses for compliance with the Sarbanes-Oxley Act and rules implemented by the SEC, FINRA and the NYSE MKT, and various other costs of being a public company.

Results of Operations
Comparison of Six Months Ended June 30, 2013 and 2014
Overview
Total revenues decreased $1.3 million, or 8.7%, from $15.4 million for the six months ended June 30, 2013 to $14.1 million for the six months ended June 30, 2014. This decrease was primarily due to decreases of $0.6 million in investment banking revenue, $0.4 million in commission revenue, and $0.3 million in seminar and conference fee revenues.
Total expenses decreased $1.2 million, or 8.0%, from $14.9 million for the six months ended June 30, 2013 to $13.7 million for the six months ended June 30, 2014, primarily due to a decrease of $1.9 million in employee compensation resulting from a decrease in revenues. Offsetting this decrease in expenses for the six months ended June 30, 2014 is a $0.4 million accrual for relocation, a $0.1 million increase in legal expenses and a $0.1 million increase in seminar and conference fees that are included in other expenses for the six months ended June 30, 2014. No similar relocation costs were booked for the six months ended June 30, 2013.
Net income decreased approximately $149,000, or 32.1%, from $464,000 for the six months ended June 30, 2013, compared with $315,000 for the six months ended June 30, 2014.
Revenues
Brokerage Revenues.   Brokerage revenues decreased by $0.4 million, or 4.1%, from $9.7 million for the six months ended June 30, 2013 to $9.3 million for the six months ended June 30, 2014, due to a 3.6% decrease in the number of shares traded for customer accounts. Brokerage revenues increased as a percentage of total revenues from 62.7% for the six months ended June 30, 2013 to 65.8% for the six months ended June 30, 2014.
Research Revenues.   Research revenues decreased by $0.1 million, or 2.8%, from $3.6 million for the six months ended June 30, 2013 to $3.5 million for the six months ended June 30, 2014. Research revenues increased as a percentage of total revenue from 23.4% for the six months ended June 30, 2013 to 25.1% for the six months ended June 30, 2014.
Investment Banking Revenues.   Investment banking revenues decreased $0.6 million, or 50.0%, from $1.2 million for the six months ended June 30, 2013 to $0.6 million for the same period in 2014, and decreased as a percentage of total revenues from 7.8% to 4.3%, respectively. The decrease in our underwriting revenues was primarily due to a decrease in the size of our deal participation for the six months ended June 30, 2014. The number of equity offerings for which we acted as an underwriter remained fixed at seven.
Seminar and Conference Fee Revenues.   Seminar and conference fee revenues decreased by $0.3 million, or 33.3%, from $0.9 million for the six months ended June 30, 2013 to $0.6 million for the six months ended June 30, 2014 as the number of paying conference presenters decreased 20.2% from 129 for the six months ended June 30, 2013 to 103 for the six months ended June 30, 2014.
Expenses
Employee compensation and benefits.   Employee compensation and benefits, which includes salaries and performance bonus compensation to our employees and managing directors, decreased $1.9 million, or 17.3%, from $11.0 million for the six months ended June 30, 2013 to $9.1 million for the six months ended June 30, 2014. This decrease is primarily attributable to a decrease in compensation expense resulting from lower revenues which translated into lower accrued bonuses. As a percentage of revenues, employee compensation and benefits decreased from 71.3% of total revenues for the six months ended June 30, 2013 to 64.5% for the same period in 2014.

Brokerage, Exchange and Clearance Fees.   Brokerage, exchange and clearance fees increased by $0.1 million, or 14.3%, from $0.7 million for the six months ended June 30, 2013 to $0.8 million for the six months ended June 30, 2014. Although the volume of shares traded was down 3.6% for the six months ended June 30, 2014 from the volume for the same period in 2013, brokerage, exchange and clearance fees increased as a percentage of commission revenue due to a larger number of clients requesting FIX network connections to our trading desk. As a percentage of total revenues, our brokerage, exchange and clearance fees increased from 4.6% for the six months ended June 30, 2013 to 5.6% for the same period in 2014.
Other Expenses.   Other expenses increased $0.6 million, or 18.8%, from $3.2 million for the six months ended June 30, 2013 to $3.8 million for the six months ended June 30, 2014. The increase in other expenses was due to the booking of a $423,000 accrual for the company’s relocation to new office space in October 2014 with no similar expense recorded for the six months ended in June 30, 2013. Additionally, expenses related to seminars and conferences increased $0.1 million in 2014 due to a general cost increase associated with the seminar venue for the six months ended June 30, 2014, and a $0.1 million increase in legal expense associated with the review of subleases for the New York office relocation, Austin, Texas office set-up and regulatory matters. As a percentage of total revenues, our other expenses increased from 20.6% for the six months ended June 30, 2013 to 27.0% for the same period in 2014.
Comparison of the Years Ended December 31, 2012 and 2013
Overview
Total revenues increased $0.5 million, or 1.7%, from $29.8 million for the year ended December 31, 2012 to $30.3 million for the year ended December 31, 2013. This increase was primarily due to an increase in investment banking revenues of $0.9 million and an increase in commission revenues of $0.2 million, which were partially offset by a $0.5 million decrease in research revenues.
Total expenses increased $0.6 million, or 2.1%, from $28.9 million for the year ended December 31, 2012 to $29.5 million for the year ended December 31, 2013, primarily due to a $1.0 million increase in employee compensation and benefits, and were partially offset by lower occupancy costs and a reduction of $0.2 million each of brokerage, exchange and clearance fees.
Net income remained unchanged at $0.8 million for the year ended December 31, 2013 and for the year ended December 31, 2012.
Revenues
Brokerage Revenues.   Brokerage revenues increased by $0.2 million, or 1.0%, from $19.2 million for the year ended December 31, 2012 to $19.4 million for the year ended December 31, 2013. The increase in commissions was primarily due to a 3.0% increase in the volume of shares traded for customers and an increase in traditional commission payments in lieu of research revenue payments. Brokerage revenues remained unchanged as a percentage of total revenues at 64.0% for the year ended December 31, 2012 and for the year ended December 31, 2013.
Research Revenues.   Research revenues decreased by $0.5 million, or 5.8%, from $8.6 million for the year ended December 31, 2012 to $8.1 million for the year ended December 31, 2013. The decrease in research revenues was primarily due to customers transitioning to traditional commission payments and away from research revenue payments. Research revenues decreased as a percentage of total revenues, from 28.8% for the year ended December 31, 2012, to 26.6% for the year ended December 31, 2013.
Investment Banking Revenues.   Investment banking revenues increased $0.9 million, or 128.6%, from $0.7 million for the year ended December 31, 2012 to $1.6 million for the year ended December 31, 2013, and increased as a percentage of total revenues from 2.5% to 5.5%, respectively. The increase in investment banking revenues was primarily due to an increase in our underwriting and advisory activity reflected by our participation in fifteen deals for the year ended December 31, 2013 compared with seven for the same period in 2012.
Seminar and Conference Fee Revenues.   Seminar and conference fee revenues decreased by $64,000, or 7.0%, from $947,000 for the year ended December 31, 2012 to $883,000 for the year ended December 31, 2013. The decrease was primarily because the Company received $50,000 less in sponsor fees in the year ended December 31, 2013 compared with the same period in 2012.

Expenses
Employee compensation and benefits.   Employee compensation and benefits, which includes salaries and performance bonus compensation to our employees and managing directors, increased $1.0 million, or 4.6%, from $21.6 million for the year ended December 31, 2012 to $22.6 million for the year ended December 31, 2013. This increase reflects higher performance bonus compensation paid to employees on higher revenues. As a percentage of revenues, employee compensation and benefits increased from 72.5% of total revenues for the year ended December 31, 2012 to 74.5% for the same period in 2013.
Brokerage, Exchange and Clearance Fees.   Brokerage, exchange and clearance fees decreased $0.2 million, or 11.8%, from $1.7 million for the year ended December 31, 2012 to $1.5 million for the year ended December 31, 2013. This decrease reflects a 57% cost saving that was realized upon switching our order management system in May 2012. As a percentage of total revenues, our brokerage, exchange and clearance fees decreased from 5.6% for the year ended December 31, 2012 to 4.8% for the same period in 2013.
Other Expenses.   Other expenses decreased $0.3 million, or 5.3%, from $5.7 million for the year ended December 31, 2012 to $5.4 million for the year ended December 31, 2013. The decrease in other expenses was primarily due to a 24.8% decrease in our rental rate that went into effect November 1, 2012 and resulted in a $0.2 million reduction in expenses. As a percentage of total revenues, our other expenses decreased from 19.1% for the year ended December 31, 2012 to 17.9% for the same period in 2013.
Comparison of the Years Ended December 31, 2011 and 2012
Overview
Total revenues decreased $2.7 million, or 8.3%, from $32.5 million for the year ended December 31, 2011 to $29.8 million for the year ended December 31, 2012. This decrease was primarily due to decreases of $3.3 million in brokerage revenues and $0.6 million in research revenues and was partially offset by increases of $0.6 million in investment banking revenues and $0.5 million in seminar and conference revenues.
Total expenses decreased $2.9 million, or 9.1%, from $31.8 million for the year ended December 31, 2011 to $28.9 million for the year ended December 31, 2012, primarily due to decreases of $2.8 million in employee compensation and benefits and $0.2 million in brokerage, exchange and clearance fees, and were partially offset by a $0.2 million increase in seminar and conference fees.
Net income increased $0.1 million, or 14.3%, from $0.7 million for the year ended December 31, 2011, compared with $0.8 million for the year ended December 31, 2012.
Revenues
Brokerage Revenues.   Brokerage revenues decreased by $3.3 million, or 15.0%, from $22.5 million for the year ended December 31, 2011 to $19.2 million for the year ended December 31, 2012. The decrease in commissions was primarily due to a 13.3% decrease in the volume of shares traded for customers. Brokerage revenues decreased as a percentage of total revenues, from 69.1% for the year ended December 31, 2011, to 64.6% for the year ended December 31, 2012.
Research Revenues.   Research revenues decreased by $0.6 million, or 6.5%, from $9.2 million for the year ended December 31, 2011 to $8.6 million for the year ended December 31, 2012. The decrease in research revenues was primarily due to customers transitioning to traditional commission payments and away from research revenue payments. Research revenues increased as a percentage of total revenues, from 28.4% for the year ended December 31, 2011, to 28.8% for the year ended December 31, 2012.
Investment Banking.   Investment banking revenues increased $0.57 million, or 356%, from $0.16 million for the year ended December 31, 2011 to $0.73 million for the same period in 2012, and increased as a percentage of total revenues from 0.5% to 2%, respectively. The increase in revenues was primarily due to an increase in participation in equity deals from one to seven.

Seminar and Conference Revenues.   Seminar and conference revenues increased by $0.5 million, or 125%, from $0.4 million for the year ended December 31, 2011 to $0.9 million for the year ended December 31, 2012. The increase was due to two micro-cap conferences being hosted for the year ended December 31, 2012, compared with only one micro-cap conference hosted for the year ended December 31, 2011.
Expenses
Employee compensation and benefits.   Employee compensation and benefits, which includes salaries and performance bonus compensation to our employees and managing directors, decreased $2.8 million, or 11.5%, from $24.4 million for the year ended December 31, 2011 to $21.6 million for the year ended December 31, 2012. This decrease reflects lower performance-based compensation paid on decreased revenues. As a percentage of revenues, employee compensation and benefits decreased from 75.1% of total revenues for the year ended December 31, 2011 to 72.5% for the same period in 2012.
Brokerage, Exchange and Clearance Fees.   Brokerage, exchange and clearance fees decreased $0.2 million, or 10.5%, from $1.9 million for the year ended December 31, 2011 to $1.7 million for the year ended December 31, 2012. This decrease was primarily due to a 13.3% decrease in trading activity in our sales and trading business as shares traded for customer accounts decreased from 595.5 million shares for the year ended December 31, 2011 to 515.9 million shares for the year ended December 31, 2012. As a percentage of total revenues, our brokerage, exchange and clearance fees decreased from 5.7% for the year ended December 31, 2011 to 5.6% for the same period in 2012.
Other Expenses.   Other expenses increased $0.2 million, or 4%, from $5.5 million for the year ended December 31, 2011 to $5.7 million for the year ended December 31, 2012. The increase in other expenses was due to an additional $0.2 million in seminar and conference fees incurred for an additional micro-cap conference. As a percentage of total revenues, our other expenses increased from 17.0% for the year ended December 31, 2011 to 19.1% for the same period in 2012.

Quarterly Results of Operations
The following tables set forth our unaudited statements of operations for each of the four quarters covering fiscal year 2012 and fiscal year 2013 and for each of the two quarters for the period ended June 30, 2014. The quarterly data have been prepared on the same basis as the audited financial statements included elsewhere in this prospectus and include all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth below. You should read this information together with our financial statements and the related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the operating results expected in future reporting periods.
Fiscal Year 2012

	For the Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Revenues:
Commissions	$4,943,485	$5,122,812	$4,408,909	$4,741,406
Research income	2,023,075	2,224,626	1,621,263	2,699,611
Investment banking income	38,197	520,825	91,999	79,497
Seminar and conference fee income	574,300	366,942	6,000	—
Other income	60,593	60,006	45,208	130,967
Total revenues	7,639,650	8,295,211	6,173,379	7,651,481
Expenses:
Employee compensation and benefits	5,231,020	5,873,454	4,643,733	5,848,041
Floor brokerage, exchange and clearance fees	439,919	453,545	361,185	405,524
Occupancy	435,273	430,518	429,153	380,682
Seminar and conferences	670,389	253,766	56,995	126,673
Travel and entertainment	243,248	329,676	273,622	263,818
Quotes and research	99,387	142,555	136,683	143,360
Communications and data processing	31,873	35,015	34,220	34,303
Other expenses	251,363	348,822	205,456	250,977
Total expenses	7,402,472	7,876,351	6,141,047	7,453,378
Income before local income taxes	237,178	427,860	32,332	198,103
Local income taxes	12,060	30,983	11,824	11,798
Net Income	$225,118	$396,877	$20,508	$186,305

Fiscal Year 2013

	For the Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Revenues:
Commissions	$4,493,389	$5,158,695	$4,792,658	$5,023,226
Research income	1,644,812	1,962,168	1,865,897	2,597,381
Investment banking income	452,194	723,405	129,059	349,400
Seminar and conference fee income	501,000	381,960	—	—
Other income	46,485	41,484	60,096	63,399
Total revenues	7,137,880	8,267,712	6,847,710	8,033,406
Expenses:
Employee compensation and benefits	4,843,754	6,143,684	5,276,801	6,314,440
Floor brokerage, exchange and clearance fees	313,820	396,230	378,006	379,100
Occupancy	380,808	372,295	368,197	334,154
Seminar and conferences	717,662	315,605	272	1,084
Travel and entertainment	250,344	359,753	293,590	274,527
Quotes and research	129,098	123,898	124,357	107,331
Communications and data processing	35,454	39,853	53,705	54,998
Other expenses	204,373	281,373	220,900	311,567
Total expenses	6,875,313	8,032,691	6,715,828	7,777,201
Income before local income taxes	262,567	235,201	131,882	256,205
Local income taxes	19,939	13,877	13,056	13,121
Net Income	$242,628	$221,144	$118,826	$243,084

Six Months Ended June 30, 2014

	For the Three Months Ended
	March 31, 2014	June 30, 2014
	(Unaudited)	(Unaudited)
Revenues
Commissions	$4,915,810	$4,342,879
Research income	1,997,524	1,531,346
Investment banking income	268,642	283,335
Seminar and conference fee income	355,980	284,097
Other income	68,932	14,243
Total revenues	7,606,888	6,455,900
Expenses
Employee compensation and benefits	4,878,219	4,238,708
Floor brokerage, exchange and clearance fees	396,318	392,597
Occupancy	339,533	378,248
Seminar and conferences	947,371	167,255
Travel and entertainment	288,982	341,233
Quotes and research	131,375	122,321
Communications and data processing	36,437	38,526
Other expenses	397,748	631,773
Total expenses	7,415,983	6,310,661
Income before local income taxes	190,905	145,239
Local income taxes	9,916	11,162
Net income	$180,989	$134,077

Liquidity and Capital Resources
Liquidity is the ability of a company to generate sufficient cash to satisfy its needs for cash.
We are the parent of Sidoti & Company, LLC, Sidoti Capital Management, LLC and Sidoti Micro Cap GP, LLC. Dividends and other transfers from our subsidiaries are our primary source of funds to satisfy our capital and liquidity requirements. Applicable laws and regulations, primarily net capital rules discussed below, restrict dividends and transfers from Sidoti & Company, LLC to us. Our rights to participate in the assets of any subsidiary are also subject to prior claims of the subsidiary’s creditors, including customers and trade creditors of Sidoti & Company, LLC, Sidoti Capital Management, LLC and Sidoti Micro Cap GP, LLC.
We have historically satisfied our capital and liquidity requirements primarily through contributions from our capital members. Most of our operating cash flow is generated from our brokerage, research and investment banking revenues and is invested in cash, cash equivalents and receivables. We monitor and evaluate the composition and size of our assets and operating liabilities. Equity capital withdrawals have been taken on occasion by capital members after determining that these withdrawals did not cause any liquidity or SEC net capital issues.
Our operating activities generate cash resulting from net income and fluctuations in our current assets and liabilities. The most significant fluctuations in current assets and liabilities have resulted from changes in the level of customer activity in response to changing market conditions. Our balance sheet is relatively liquid and unleveraged. As of June 30, 2014, we had liquid assets of $4.9 million, consisting of cash and cash equivalents.
We have a $2.0 million revolving line of credit with TD Bank, N.A., which had no balance outstanding as of June 30, 2014. Each draw on our credit line bears interest annually at the greater of 4.0% or the Wall Street Journal Prime Rate, and the facility terminates on May 31, 2015. We paid a closing fee of $2,500 in 2013 in connection with our credit line. We will continue to pay an annual unused commitment fee at a rate of 0.125%, payable annually in advance. We have the option to extend the term of credit line by one year on the termination date. There are no periodic principal payments required for this facility. The facility is secured by a pledge of our assets, including the member interests in Sidoti & Company, LLC.
The timing of bonus compensation payments to our employees may significantly affect our cash position and liquidity from period to period. While our employees are generally paid salaries bi-weekly, bonus compensation payments, which make up the majority of our employees’ total compensation, are now paid annually starting in fiscal year 2014. We expect to make the first yearly bonus payments at the end of February 2015. Prior to fiscal year 2014, bonus payments were paid semi-annually. We continually monitor our liquidity position and believe our available liquidity will be sufficient to fund our ongoing activities over the next 12 months.
As a registered broker-dealer and member firm of FINRA, Sidoti & Company, LLC is subject to the SEC’s uniform net capital rule. We use the basic method permitted by rule, which generally requires that the ratio of aggregate indebtedness to net capital shall not exceed 15 to 1. FINRA may prohibit a member firm from expanding its business or paying dividends if resulting net capital would be fall below the regulatory limit. We expect these limits will not impact our ability to meet current and future obligations. As of June 30, 2014, Sidoti & Company, LLC’s net capital under the SEC’s uniform net capital rule was $4.5 million, or $4.3 million in excess of the minimum required net capital.
Following this offering we do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration of any future dividends and the amount of any such dividend will be subject to the ability of our subsidiaries to provide cash to us. The declaration and payment of future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account our financial performance, earnings, liquidity, the operating performance of our segments, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries, and other factors as our board of directors may deem relevant. See “Dividend Policy.”

Cash Flows
Six Months Ended June 30, 2014
Cash decreased by $2.5 million for the six months ended June 30, 2014, primarily as a result of cash used in operating activities.
Our operating activities used $1.9 million of cash from net income of $0.3 million, adjusted for the cash used in the change in operating assets and liabilities of $2.2 million and by non-cash revenue and an expense item of approximately $35,000 for depreciation. The decrease in operating assets and liabilities was primarily due to a decrease of $2.6 million in bonuses payable as a result of the payment in 2014 of year-end 2013 bonuses. This decrease in cash was partially offset by an increase in accounts payable and accrued expenses due to a $0.4 million accrual for relocation expenses.
Our investing activities were minimal and used approximately $10,000 for the purchase of property and equipment.
Our financing activities used $0.6 million in cash as a result of distributions to capital members.
Year Ended December 31, 2013
Cash increased $0.2 million for the year ended December 31, 2013, primarily due to positive operating cash flow, which was partially offset by cash used in financing activities.
Our operating activities provided $1.1 million of cash from net income of $0.8 million, adjusted for the cash provided from the change in operating assets and liabilities of $0.2 million and non-cash revenue and expense items of $0.1 million for depreciation. The increase in cash from operating assets and liabilities was primarily attributable to a $1.0 million increase in bonuses and commissions payable as a result of the higher commissions and investment banking revenues recorded in 2013. This increase was offset by a $0.3 million increase in investment banking fees receivable and a $0.5 million decrease in accounts payable and accrued expenses.
Our investing activities used $0.1 million during the year ended December 31, 2013 due to the purchase of fixed assets.
Our financing activities used $0.8 million in cash as a result of distributions to the equity member.
Year Ended December 31, 2012
Cash decreased $1.4 million for the year ended December 31, 2012, primarily as the results of cash used in operating and financing activities.
Our operating activities used $0.8 million of cash from net income of $0.8 million, adjusted for the cash provided from the change in operating assets and liabilities of $1.4 million and non-cash revenue and expense items of $0.2 million for depreciation. The decrease in cash from operating assets and liabilities was primarily attributable to a $0.7 million decrease in bonuses and commissions payable as a result of lower commissions and investment banking revenues recorded in 2012, and a $1.5 million increase in receivables from our clearing broker. The increase in clearing broker receivables was due to an adjustment in the frequency of clearing broker payments, which changed from weekly to monthly payments in October 2012 when ConvergEx became our clearing broker. As such, for the year ended December 31, 2012 we had a full month of commissions receivable outstanding versus one week of commissions receivable outstanding for the year ended December 31, 2011. The increase in receivables from our clearing broker was offset by a $0.4 million increase in accounts payable and accrued expenses for the year ended December 31, 2012.
Our investing activities were minimal and used approximately $32,000 for the purchase of property and equipment for the year ended December 31, 2012.
Our financing activities used $0.6 million in the year ended December 31, 2012, as a result of distributions to the equity member.

Contractual Obligations
The following is a summary of our contractual obligations as of June 30, 2014:

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating lease obligations(1)(2)	$3,146,808	$1,070,356	$2,076,452
Other contractual obligations	$583,387	$313,570	$269,817
Total	$3,730,195	$1,383,926	$2,346,269

(1)
  Includes future lease obligations for new office space in Austin, Texas and New York, New York both fully executed and commencing August 15, 2014 and September 1, 2014, respectively.
(2)
  Excludes future lease obligations for the office space in Cranford, New Jersey, as this lease can be terminated upon notification.
Off-Balance Sheet Arrangements
We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our financial statements.
Market Risk and Credit Risk
Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities or at normal bid-offer spreads. Our exposure to market risk is directly related to our role as a financial intermediary in customer trading; however, we do not engage in market making, do not maintain inventories of securities and limit our activities to riskless principal or agency trades. We believe this mitigates our risk.
Our business is not capital-intensive and we do not invest in derivative instruments or, generally, borrow through issuing debt. As a result, we are not subject to significant market risk (including interest rate risk, foreign currency exchange rate risk and commodity price risk) or credit risk.
Risks Related to Cash and Short-Term Investments
Our cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash. We invest most of our cash in money markets. Cash is maintained in U.S. bank accounts. Some U.S. account balances exceed the Federal Deposit Insurance Corporation (“FDIC”) coverage limit. We believe our cash and short-term investments are not subject to any material interest rate risk, equity price risk, credit risk or other market risk.
Credit Risk
Our broker-dealer subsidiary places and executes customer orders. The orders are then settled by an unrelated clearing organization that provides financing to customers.
Through indemnification provisions in our agreement with our clearing organization, customer activities may expose us to off-balance-sheet credit risk. We may be required to purchase or sell financial instruments at prevailing market prices in the event a customer fails to settle a trade on its original terms. We seek to control the risks associated with brokerage services for our customers through customer screening and selection procedures as well as through requirements that customers maintain margin collateral in compliance with governmental and self-regulatory organization regulations and clearing organization policies.
We regularly review our accounts receivable and allowance for doubtful accounts by considering factors such as historical experience, credit quality, age of the accounts receivable, recoverable expense balances and the current economic conditions that may affect a customer’s ability to pay such amounts owed to the Company. We maintain an allowance for doubtful accounts that, in our opinion, provides for an adequate reserve to cover losses that may be incurred. See “— Critical Accounting Policies — Accounts Receivable and Allowance for Doubtful Accounts.”
Exchange Rate Risk
We are not exposed to exchange rate risk.
Critical Accounting Policies
We believe that the critical accounting policies included below represent those that are most important to the presentation of our financial condition and results of operations and require management’s most difficult, subjective and complex judgment.
The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period for which they are determined to be necessary.
Revenue and Expense Recognition
We recognize revenues from providing services when earned. Upfront fees and retainers are recognized over the estimated period during which the related services are to be performed. Transaction-related fees are recognized when all services for a transaction have been provided, specified conditions have been met and the transaction closes. Deferred revenues are recorded for fees received that have not yet been earned. Expenses are recorded on the financial statements net of client reimbursements.
Accounts Receivable and Allowance for Doubtful Accounts
The accompanying financial statements present accounts receivable balances net of allowance for doubtful accounts based on the Company’s assessment of the collectability of customer accounts. We maintain an allowance for doubtful accounts that, in management’s opinion, provides for an adequate reserve to cover losses that may be incurred. We regularly review the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable and recoverable expense balances, and the current economic conditions that may affect a customer’s ability to pay such amounts owed to us.
After concluding that a reserved account receivable is no longer collectible, we will charge-off the receivable. This is determined based on several factors including the age of the account receivable and the credit worthiness of the customer. This has the effect of reducing both the gross receivable and the allowance for doubtful accounts.
Recent Accounting Developments
For a discussion of recently issued accounting developments and their impact or potential impact on our combined financial statements, see Note 1 — Nature of business and summary of significant accounting policies — Recently Issued Accounting Standards, of the financial statements included in this prospectus.

BUSINESS
Overview
We are a leading provider of institutional-quality equity research focused on small, publicly-traded companies that meet our proprietary criteria. Our current coverage universe comprises nearly 500 companies across a range of industries. These companies typically have market capitalizations of less than $3 billion and a history of profitability and they generally maintain strong balance sheets. We refer to these companies as small-cap and micro-cap companies. These companies also tend to have limited, if any, equity research coverage by other Wall Street firms. We offer our institutional investor clients a combination of high-quality research, a small- and micro-cap company focused nationwide sales effort, broad access to corporate management teams and extensive trading support. Our principal services include:
•
  Equity Research:   We believe that our commitment to unbiased, institutional-quality independent research has been responsible for our success and reputation since our inception in 1999. Our analysts’ recommendations are based principally on a detailed analysis of each company’s business model and cash flows and their assessment of a company’s investment merit. Our research analysts conduct their own due diligence, including meeting with executive officers and operations and financial professionals and performing channel checks with customers, suppliers and competitors.
•
  Sales and Trading:   Our sales and trading team is made up of highly experienced professionals who have established relationships with leading institutional investors that focus on small-cap and micro-cap companies and on particular geographic regions. Our small- and micro-cap oriented trading desk, which has been in operation since 2004, employs its extensive experience in assisting institutions with prompt order execution and a competitive commission structure.
•
  Access to Corporate Management:   We provide institutional investor clients with access to the management teams of many of the companies included in our research coverage universe. In 2013, we arranged over 1,000 non-deal related management roadshows for our clients. We also organize small-cap and micro-cap investor conferences where our covered companies have the opportunity to present to small and micro-cap focused institutional investors. In addition, we regularly facilitate one-on-one meetings between company management personnel and investors. These events are exclusively for our clients.
•
  Investment Banking Services:   We also are included as an underwriter, placement agent or initial purchaser in primarily equity securities offerings undertaken by companies for which we provide research coverage. We offer these companies assistance with block trades, stock repurchase programs and similar transactions.
We were founded in 1999 by Peter Sidoti, our Chief Executive Officer, to publish independent, high-quality research on small-cap companies for institutional investors. The firm’s focus on small-cap and micro-cap companies and expertise with these companies distinguishes us from our competitors. In May 2000, Sidoti & Company, LLC received its broker-dealer license, which permitted us to expand our services. We established our trading operations in April 2004. Today, we provide research coverage for nearly 500 companies across a range of industries and serve nearly 500 institutional clients that invest in small-cap and micro-cap companies.
Market Opportunity
We believe that there is a significant opportunity for us to grow and diversify our business, due to continued consolidation in the investment banking business and the migration away from small-cap and micro-cap research products. We believe that our independence and focus on small-cap and micro-cap companies and the institutions that invest in them provide us with a distinct competitive advantage. According to First Wilshire Securities Management, 80% of Wall Street research covers companies with market capitalizations above $1.5 billion. Unlike some of our independent or boutique investment bank competitors, we are not focused on select industry groups or limited to specific financial products. We are a full-service sales and trading provider, informed by our research-based approach. The chart below illustrates the greater level of research coverage dedicated to large- and mid-cap stocks as compared to the level of coverage dedicated to small- and micro-cap stocks.

Source: FactSet as of 12/31/13
Industry Consolidation.   Since the mid-1990s, there have been many acquisitions and closures of U.S. investment banking firms that we would consider our direct peers or competitors. Most of these firms were acquired by larger financial institutions, including U.S. and international depository institutions, insurance companies and investment banking firms. We believe this industry consolidation has led to:
•
  the tendency of major financial institutions — and firms acquired by them — to focus their investment banking resources (including corporate finance and research) on more mature industry segments, companies with larger market capitalizations and larger investment banking transactions that may offer larger investment banking fees and may be attractive to a greater number of institutional investors;
•
  a reduction of equity research coverage, specifically for small-cap and micro-cap companies, due to a decrease in the number of firms interested in covering small- and micro-cap companies and a shift in the focus of acquired financial institutions toward coverage of companies with larger market capitalizations, which may expand our opportunities domestically and, potentially, in Europe;
•
  the remaining boutique or independent investment banks having to restructure or downsize, due to competition from larger investment banking firms and an overall decrease in demand for investment banking services, resulting in a further reduction of investment banking and brokerage resources allocated to small-cap and micro-cap companies and the institutions that invest in them; and
•
  the creation of opportunities to pursue third-party repackaging of our research products for use by private capital investors, retail investors and their advisors and investment bank, which represent potential new markets for our research.
We believe that small-cap and micro-cap companies now receive less consistent attention from consolidated investment banking firms, which pursue larger company clients and more-significant investment banking transactions and advisory engagements. In addition, in recent years, larger consolidated investment banking firms have faced a number of regulatory challenges and may be subject to more-pervasive conflicts of interest as they engage in multiple lines of business, including lending, investment banking, proprietary trading and market making. As a result of regulatory reforms, many of these institutions will be required to limit the scope of their activities or restructure their activities. These changes and pressures are likely to lead to continued consolidation among investment banking firms.
Demand for Research.   Due to regulatory and market structure changes, we expect many larger, consolidated investment banking firms to reduce their investment in research on small- and micro-cap equities even further. According to an April 2013 report by Russell Investments, limited small-company research coverage by sell-side analysts on Wall Street and lower institutional investor participation in small-company markets may create pricing inefficiencies in small-cap stocks. We believe that skilled and knowledgeable traders may be able to employ strategies to profit from these inefficiencies. More than half of the stocks comprising the Russell 2000® Index had five or fewer analyst estimates, while the percentage rises to 80% for stocks in the Russell Microcap® Index.

Sell-side analyst coverage
100%
80%
60%
40%
20%
0%
Percentage of stocks (%)
Russell 2000® Index
Russell Microcap® Index
Number of analyst estimates
0
1 – 2
3 – 5
6 – 10
11 – 20
20+

Sources: FactSet, Russell calculations, Sept. 2012

Attractive Historical Returns for Small-Cap and Micro-Cap Equities.   Although historical returns are not indicative of future returns, we believe that small-cap equities have historically outperformed the overall market. According to Morningstar as of year-end 2013, since June 1940, small-cap stocks have never generated a negative return over any rolling 10-year period, contrary to large-cap stocks, which have generated negative returns in several of these periods. Morningstar data shows that from 1926 – 2012, small-cap stocks had an average compound annual return of 11.9%, compared with an average compound annual return of 9.8% for large-cap stocks over the same period. These reports highlight that small-cap stocks have performed well over certain time frames, given certain assumptions, but past performance does not serve as a predictor of future success. We believe that any future positive performance of small- and micro-cap equities may increase demand for our research products and attract assets to our nascent asset management platform.
There has been strong small-cap stock performance despite the fact that the market may underprice small-cap stocks, as evidenced by the September 30, 2014 price-to-book ratio of the Russell 2000® Index (2.09) compared to the S&P 500® Index (2.70). A lower price-to-book ratio may reflect that a company’s stock price is discounted due to the company’s high risk profile or the fact that the company’s securities have a low trading volume, but it may also indicate that a stock is being undervalued. Other favorable dynamics of small-company stocks include:
•
  Higher earnings growth potential – according to Russell Investments and IBES (February 28, 2014), the long-term earnings per share growth forecasts are 13.69% for small-cap stocks, 12.52% for mid-cap stocks and 11.74% for large-cap stocks.
•
  Potential price appreciation due to M&A activity – because of their small size, small-cap stocks may be attractive acquisition targets for larger companies. According to The Jordan Edmiston Group, 99% of 2012 M&A transactions were for $1 billion or less, at an average premium of 35% over a target’s pre-deal market value. In addition, deals under $50 million comprised 83% of the deal volume in the first half of 2014.
•
  Portfolio Diversification – according to Capital IQ, small-cap stocks either lead or lag the overall market and are rarely in-step with their larger counterparts. As a result, investing in small-cap stocks may contribute toward the establishment of a well-diversified portfolio. Small-cap stocks and large-cap stocks take turns leading and lagging the overall market, and these cycles often last for many years.

Leveraging Our Research Brand.   We believe that the confluence of a lack of coverage and interest in covering small- and micro-cap stocks and the potential future appreciation and favorable dynamics of small- and micro-caps stocks affords us an opportunity to increase our research business and establish an asset management platform focused on the small- and micro-cap segments. We believe these segments are underserved by existing asset managers and that significant capacity exists to create such a platform. According to Russell Investments, most U.S. small-cap portfolios are underweight the bottom half (based on market capitalization) of the Russell 2000® Index, which constitutes a large portion of the micro-cap universe. In addition, we believe that ETFs have not been able to successfully replicate many small- and micro-cap benchmarks or strategies, which may result in demand for additional small- and micro-cap asset management products.
We also believe that there is unmet demand for high-quality small- and micro-cap focused research and that we may be able to satisfy this demand with our research offerings. Any future positive performance of small- and micro-cap stocks, in our estimation, would increase demand for our research and would benefit our asset management business by attracting investors and allowing for higher returns. As we establish a track record of performance in the asset management business, we intend to expand our reach and seek to attract assets from institutions, high-net-worth individuals and other sources.
Competitive Strengths
We believe our business model, experience and established institutional investor relationships position us to benefit from a range of opportunities in the financial services industry. Our competitive strengths include the following:
•
  Industry-leading research.   We believe that we have established the Wall Street standard for dedicated, independent small- and micro-cap equity research. Our analysts evaluate numerous industries in an effort to provide unbiased, institutional-quality research focused on the investment merits of profitable companies. The micro-cap companies we cover have been traditionally overlooked by investors, and they generally represent compelling investment opportunities with favorable valuation metrics, such as attractive multiples of earnings and cash flows and low debt ratios, which is consistent with our core principles for small- and micro-cap research coverage.
•
  Exclusivity and reach.   Our research is exclusive to our institutional clients. Our experienced sales force and trading desk serve nearly 500 institutional clients in the U.S., Canada and the United Kingdom, including many leading managers of portfolios with $200 million to $2 billion of assets. We believe that these asset managers are generally underserved by other larger brokerage firms that typically target larger managers. Our investor conferences are invitation only and for the exclusive benefit of our clients. We believe that we offer an attractive and unique package of resources that our small- and micro-cap focused clients can utilize to improve their trading decisions and ultimately their investment returns.
•
  Experienced senior management.   Our experienced and highly skilled management team is led by our CEO and founder, Peter Sidoti, who has worked for over 35 years on Wall Street. As a leading healthcare analyst during the 1990s, Mr. Sidoti was directly involved in nearly 100 financial transactions in the nursing home, assisted-living and healthcare REIT sectors, including initial public offerings, secondary offerings and mergers. Our president, Marie Conway, who has overseen our research effort since 2000, has decades of experience as an equity analyst and portfolio manager. Our director of trading, Gary Jacobs, who joined us in 2004, has 33 years of trading and 18 years of trading desk management experience on Wall Street.
•
  Aftermarket support.   We believe that we create more opportunities for our covered companies to meet with institutional investors than most other financial services firms do, primarily through our extensive calendar of conferences and non-deal road shows. Our annual New York small-cap investor forum attracts an average of 175 companies from our coverage universe and nearly 500 institutional investor representative attendees. Our annual micro-cap conference is similarly well-attended. In 2013, we arranged over 1,000 non-deal road shows for our covered companies and over 6,000 one-on-one meetings.

•
  Broker-dealer.   We are a registered broker-dealer and provide a broad range of securities-related services. In addition to our high-quality research offerings, we provide sales and trading services that are distinguished by prompt execution, a competitive commission structure and access to smart order routing, through our license with FlexTrade, that utilizes all available sources of liquidity. From time to time, we are invited to participate as an underwriter, dealer, placement agent or initial purchaser in securities offerings for issuers for which we provide research coverage. Given our knowledge of the companies we cover, we believe that we are able to contribute to these capital-raising transactions. In addition, we also assist our issuers with stock repurchase programs, block trades and systematic (Rule 10b5-1) trading plans.
Why We Are Going Public
We believe that our transition to a public company will enhance our ability to execute our growth strategies and enable us to meet our clients’ needs. As a public company, we expect to have greater visibility with clients, increased access to capital and additional currency to explore strategic opportunities, including the expansion of our research offerings and growth of an asset-management business. Operating as a public company should also enhance our ability to attract and retain high-quality professionals.
Growth Strategy
We intend to continue to leverage our market leadership in small- and micro-cap research to take advantage of market opportunities to grow our business. Private capital investors, retail investors and their advisors and investment banks represent potential markets for our product. We intend to maintain our commitment to providing research for small-cap and micro-cap companies while expanding our presence with new and existing institutional clients. We intend to continue to develop our research products using our existing capacity and will add new analysts and sectors when appropriate. In addition, we intend to expand our existing research-based platform, including through third-party repackaging of our research products and the potential expansion of our European client base, and to leverage our established research brand to expand into the asset management business.
Leverage our Expertise by Establishing an Asset Management Platform.   We believe an opportunity exists to establish an asset management platform focused on the small-cap and micro-cap segments. We believe that these segments and the micro-cap segment in particular are underserved by existing asset management firms and that significant capacity exists to create an asset management platform. We further believe that we can leverage our research efforts to implement a successful small-cap asset management strategy. As we establish a track record of performance in this business, we intend to expand our reach and seek to attract assets from other institutions and high-net-worth individuals.
Leverage our Research and Distribution Platform to Develop and Expand Joint Ventures with Investment Banks.   We believe our industry-leading small- and micro-cap research and sales and trading services may allow us to partner with investment banks that lack sufficient knowledge of the small- and micro-cap segments. Industry consolidation over the last two decades has led to the restructuring and downsizing of boutique investment banks, resulting in an overall reduction in the amount of investment banking and brokerage resources allocated to small- and micro-cap companies and their investors. Against this backdrop, we intend to engage partners who can include our proprietary research and sales distribution as a value-add to their investment banking pursuits.
Increase Distribution through Technology.   We intend to expand our existing research-based platform through third-party repackaging of our research products. We have identified non-traditional institutions, such as accounting firms, law firms, consulting firms, insurance companies, banks, retirement or pension funds, investment advisers, mutual funds and other asset managers, family offices, private equity firms, endowments and M&A firms as potential new consumers of our research. These institutions could utilize our research to engage in due diligence for transactions, investments or otherwise. In addition, we believe that retail financial information and analytics aggregators, such as Thompson Research, FactSet and Trefis, can act as conduits through which we can expand our product reach. We also recognize opportunities to expand distribution of our core small- and micro-cap research product to international buy-side firms, particularly in Canada and Europe, where we can build upon our nascent client bases.

Our Business
We commenced our operations as an independent research firm focused on the small-cap market. As we have grown, we have remained research-focused and have added additional service offerings that benefit from, and rely on, our expertise and experience with small-cap and micro-cap companies.
Research
Our research focuses on small, publicly traded companies with market capitalizations of $3 billion or less, a history of profitability and little to no research coverage by other Wall Street brokerage firms. Our current coverage universe comprises nearly 500 companies across a range of industries. We believe that we cover more small- and micro-cap companies than any other Wall Street firm. We intend to continue to expand our research effort and to do so in a cost-effective manner.
Our recommendations are based solely on a company’s investment merits, and they are not conditioned upon the payment of corporate finance or other fees. Our research process begins with the application of several selection methods and proprietary screens that are used to identify potential research candidates. Once an analyst establishes coverage of a company in a particular industry, that analyst may identify other companies within that industry that meet our coverage criteria. In addition, we are occasionally approached by institutional investors who may identify potential research opportunities.
Our analysts conduct their own due diligence and generally avoid those companies that limit access to their senior executives. We strive to focus on a company’s financial and operating fundamentals, including, but not limited to, a comprehensive review of cash flows from operations and earnings. As part of their due diligence efforts, our analysts will typically reach out to a company’s customers, suppliers and competitors. They may also visit company locations or sites, as appropriate. Since inception, we have expanded the scope of our coverage and added more analysts. We believe we employ more analysts than any other firm that is focused exclusively on small- and micro-cap companies.
Unlike many boutique investment banks that concentrate on certain industries, our analysts cover companies across a range of sectors, including consumer discretionary, consumer staples, energy, financials, healthcare, industrials, information technology, materials, telecommunications services and utilities. Certain of our analysts concentrate on “special situations” where potential coverage candidates do not neatly fall into any particular industry segment.
The following chart shows the industries we cover:

Consumer Discretionary	• Auto Components, Automobiles, Distributors, Diversified Consumer Services, Hotels Restaurants & Leisure, Household Durables, Internet & Catalog Retail, Leisure Equipment & Products, Media, Multiline Retail, Specialty Retail, Textiles, Apparel & Luxury Goods
Consumer Staples	• Beverages, Food & Staples Retailing, Food Products, Household Products, Personal Products
Energy	• Energy Equipment & Services, Oil, Gas & Consumable Fuels
Financials	• Capital Markets, Commercial Banks, Consumer Finance, Diversified Financial Services, Insurance, Real Estate Management & Development
Health Care	• Health Care Equipment & Supplies, Health Care Providers & Services, Health Care Technology, Life Sciences Tools & Services, Pharmaceuticals
Industrials	• Auto Components, Automobiles, Distributors, Diversified Consumer Services, Hotels Restaurants & Aerospace & Defense, Air Freight & Logistics, Airlines, Building Products, Commercial Services & Supplies, Construction & Engineering, Electrical Equipment, Industrial Conglomerates, Machinery, Marine, Professional Services, Road & Rail, Trading Companies & Distribution
Information Technology	• Communications Equipment, Computers & Peripherals, Electronic Equipment, Instruments, Internet Software & Services, IT Services, Office Electronics, Semiconductors & Semi. Equipment, Software
Materials	• Auto Components, Automobiles, Distributors, Diversified Consumer Services, Hotels Restaurants & Chemicals, Construction Materials, Containers & Packaging, Metals & Mining, Paper & Forest
Telecommunication Services	• Diversified Telecommunications, Wireless Telecommunication Services
Utilities	• Electric Utilities, Gas Utilities, Multi-Utilities

Our research on a company starts with an eight-page initiation report that details the company’s cash flows and balance sheet and includes, among other things, quarterly earnings projections at least six quarters beyond the launch date. Our rating system consists of two ratings. We launch coverage at a “BUY” rating on companies that we project offer at least 25% capital appreciation potential over the 12-month period from the date of the report, and at a “NEUTRAL” where a stock is unlikely to produce as meaningful a gain. We do not have a “SELL” rating; however, we do include price targets in our research reports. We publish notes and special reports, including our cash flow leaders report and our best of BUY-rated ideas. In conjunction with our exclusive investor forums, we produce supplemental publications covering all of the companies presenting at these client-only events. We have more than 50 dedicated research analysts, and we have identified approximately 5,000 publicly traded companies that could meet our proprietary coverage criteria, thereby providing us with an opportunity to expand our coverage universe significantly.
Our salespeople serve nearly 500 institutional clients, including most of the leading U.S. and Canadian portfolio managers of $200 million to $2 billion of assets under management, through Wall Street’s largest institutional sales force dedicated to the needs of small-cap and micro-cap portfolio managers — a segment largely ignored by our larger competitors.
Small-cap and micro-cap stocks are not heavily covered by analysts, and we expect to continue to fill this gap in sell-side research coverage by helping more investors identify investment opportunities in the small-company niche of the market.
Sales and Trading
Our sales and trading operation distributes our research product and communicates our proprietary investment recommendations to our growing base of institutional investors. In addition, our sales and trading staff executes equity trades on behalf of our clients and sells the securities of companies in our small- and micro-cap research coverage universe. Our goal is to leverage our research and non-deal road shows to offer an unmatched product and service relative to competing firms.
Our salespeople and traders are located in our offices in New York City. Our sales and trading platform includes 33 professionals, including a trading desk managing director with over 30 years of industry experience. We have established a broad institutional client base. Our sales and trading professionals work closely with our research staff to provide insight and differentiated investment advice about small- and mid-cap companies to nearly 500 institutional clients nationwide.
Despite the recent trend of a general industry-wide decline in commission rates, we have remained profitable. We believe this reflects that our institutional clients value our specialized services, including our proprietary, idea-driven research, small- and micro-cap expertise, and access to corporate finance transactions in which we participate as an underwriter. Our specialization in small- and micro-cap companies allows our sales and trading staff to develop a thorough understanding of the dynamics of these sectors and their constituent companies. Our research analysts also maintain active contact with our institutional client base, and frequent communication between our research department and our salespeople and traders enables us to provide investors with the most current, informed investment advice. Our exclusive focus on the small- and micro-cap sectors facilitates better distribution and visibility in the marketplace and our ability to organize more than 1,000 small- and micro-cap focused non-deal road shows per year.
Our objective is to be the preeminent equity sales firm within the small-cap and micro-cap markets. We seek to combine timely sales coverage and responsive trading execution with our research products to benefit our clients, increase our recognition among institutional investors and generate higher commissions. We plan to grow our sales and trading activities by increasing the frequency and number of trades for current clients and by developing new client relationships through the efforts of our existing professionals or of other professionals we recruit and who may have additional client relationships. We regularly identify and contact additional institutional investors that may be interested in our research and sales and trading services.
Corporate Access
As an additional service to our clients, we frequently arrange non-deal road show meetings, conferences and investor forums between public company management teams and institutional investors in order to increase institutional investor knowledge about the businesses of these companies. By the end of 2014, we estimate that we will have coordinated 1,250 small- and micro-cap non-deal road shows, up 18% from 1,062 non-deal road shows in 2013. These meetings assist the management teams of our corporate clients in developing their investor relations efforts and provide them with valuable institutional feedback.
We believe that we provide unparalleled corporate access compared to our rivals. We routinely take four or five management teams per day, on average, from the companies in our coverage universe on the road to meet our institutional clients. In addition, our small-cap and micro-cap investor forums in New York City are well-attended and provide additional value to our clients. At these conferences, top executives from companies that we cover give 30-minute presentations to our institutional investor clients. These executives are also accessible to meet one-on-one immediately thereafter. Many of the most influential small- and micro-cap mutual, pension and hedge fund managers attend our conferences.
Investment Banking
We are a full-service broker-dealer registered with the SEC and a FINRA member firm. We assist our issuers with corporate stock repurchase programs, block trades and Rule 144 transactions and with facilitating Rule 10b5-1 trading plans. In addition, from time to time, given our knowledge of companies for which we provide research coverage, we are included as an underwriter, dealer, placement agent or initial purchaser in securities offerings undertaken by these companies. Generally, our relationships with institutional investors that are interested in small- and micro-cap companies and that may be existing security holders of the issuer undertaking the capital raise enables us to provide added value in such a transaction. In these transactions, we receive underwriting fees or commissions in connection with our participation. These fees may be substantial to us by comparison to the commissions we generate in respect of our sales and trading business; however, we do not maintain an active investment banking or corporate finance practice. In 2012 and 2013, we participated in seven and 14 registered securities offerings and generated fees of approximately $0.7 million and $1.7 million, respectively. To date, we have conducted these activities with a limited staff and have relied principally upon our sales and trading capabilities, our relationships with the institutional investors in the sector and our knowledge of the companies gleaned from our research coverage. We intend to continue to cultivate our relationships with companies under research coverage and expect to continue to participate in securities offerings by these companies.
Asset Management
We believe that our longstanding commitment to producing independent, small-company equity research, and our ability to leverage our industry-leading research products, have positioned us favorably to capitalize on a shortage of asset management products focused on small- and micro- cap equities.
To date, larger fund management complexes have focused principally on investment strategies involving companies with larger capitalizations. We contend, however, that larger-cap investment strategies ignore several benefits of small- and micro-cap equities, including: historical, annualized outperformance as compared to large-cap stocks for the years 1926 – 2012, inefficiencies in small- and micro-cap equity pricing, relating to, among other things, the low volume of shares traded and the size of bid-ask spreads, that create potentially attractive buying opportunities, a chance for small- and micro-cap stock appreciation related to acquisitions (with attractive bid premiums) of small- and micro-cap companies, and outperformance during high inflationary periods, as seen in the charts below.

Source: Deutsche Bank Asset & Wealth

The following chart compares the cumulative percentage returns of small-cap equities with those of large- and mid- cap equities during six high inflationary periods in the U.S. (1941 – 1943, 1946 – 1948, 1950 – 1952, 1968 – 1971, 1973 – 1982 and 1988 – 1991). As indicated below, small-cap stocks outperformed during these time periods. To the extent that we enter a high inflationary period as a result of the unprecedented low interest rates in the U.S., small- and micro-cap stocks may be expected to outperform as an asset class.

Source: Times Square Capital Management LLC white paper, 2010
To the extent that some larger fund complexes have sought out growth-oriented investment strategies, we believe they have done so by focusing on mid-cap companies, and avoiding small-cap and micro-cap companies. It may not be cost-efficient for a large fund management complex to devote resources to becoming familiar with the small-cap and micro-cap market, which may include relatively thinly traded stocks that are not be covered by many research analysts. In addition, significant portfolio management time might be required in order to manage a diversified portfolio of small- and micro-cap stocks.
Similarly, hedge funds and other financial investors tend to shy away from the small- and micro-cap sector given the significant investment associated with becoming familiar with companies that are not the subject of broad-based research coverage. Sidoti has already established itself as the premier research provider for companies in this sector. We plan to leverage this experience to manage a fund or series of funds that will focus on investments in the sector as well as to advise separate accounts. We have established close relationships with institutional investors that may be interested in investing in a diversified fund.
In order to pursue our asset management strategy, we recently organized a private fund, the Sidoti Micro Cap Fund, LP. The general partner of the partnership is Sidoti Micro Cap GP, LLC, a newly formed limited liability company. The adviser to the fund is another newly formed entity, Sidoti Capital Management, LLC. The adviser has retained Liberty Park Capital Management, LLC as sub-adviser to the fund to manage its investments once it commences its operations.
Competition
All areas of our business are subject to high levels of competition. The principal competitive factors influencing our business include the abilities of our professionals, industry expertise, client relationships, business reputation, market focus, product capabilities, and the quality and price of our products and services.
Although many investment banks and brokerage firms are not as focused on small-cap companies as we are, we nonetheless consider them to be our competitors. We also compete with specialty securities firms and smaller investment banking boutiques that specialize in providing services to companies in particular industries.
Many of these firms have the ability to offer a wider range of products than we do, including loans, deposit-taking and insurance, in addition to brokerage, asset management and investment banking services, all of which may enhance their competitive position relative to us. These firms also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in downward pricing pressure in our businesses. The trend toward consolidation has significantly increased the capital base and geographic reach of our competitors. These larger and better-capitalized competitors may be better able than we are to respond to changes in the investment banking industry, to recruit and retain skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.
Risk Management and Compliance
The principal risks we face are market, legal, reputational and operational risks. We apply quantitative analysis and sound practical judgment before engaging in transactions to ensure that we have mitigated potential risk to the extent possible. Included in our review process, among other things, is a holistic evaluation of a company’s profitability, management, float, market capitalization and investor interest in the company, as well as a net capital computation to ensure that if we engage in a transaction we will remain in compliance with SEC regulations.
Regulation
Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and across the globe. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of our stockholders or creditors. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. We are subject to regulation and oversight by the SEC. In addition, FINRA, a self-regulatory organization for broker-dealers that is subject to oversight by the SEC, adopts and enforces rules governing the conduct, and examines the activities, of its member firms, including Sidoti & Company, LLC. State securities regulators also have regulatory or oversight authority over Sidoti & Company, LLC.
Broker-dealers are subject to regulations that cover all aspects of the securities business, including capital structure, record-keeping and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of a self-regulatory organization, we are subject to the SEC’s uniform net capital rule, Rule 15c3-1 under the Exchange Act. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.
In addition to the regulation we are subject to in the United States, we are also subject to regulation in Canada, where we take advantage of the international dealer exemption found in section 8.18 of National Instrument 31-103 Registration Requirements and Exemptions (“NI 31-103”). This exemption is available for a dealer (i) whose head office or principal place of business is in a foreign (i.e., non-Canadian) jurisdiction, (ii) that engages in the business of a dealer in that foreign jurisdiction, (iii) that is registered as a dealer in the foreign jurisdiction where its head office or principal place of business is located, (iv) that is acting as principal or agent for the issuer, a permitted client or a non-resident of Canada and (v) that has submitted a registration form to the securities commission in the province of the permitted client.
A dealer relying on this exemption from registration to operate in Canada is permitted to trade with only “permitted clients” in Canada in respect of “foreign securities.” A “permitted client” includes most customary institutional clients, a corporation with net assets of at least CAD 25 million as shown on its most recent financial statements and individuals who beneficially own net realizable financial assets of more than CAD 5 million. The term “foreign securities” means a security issued by an issuer incorporated, formed or created under the laws of a foreign jurisdiction or a security issued by a government of a foreign jurisdiction. International dealers may not trade in equity securities of Canadian issuers.

Certain parts of our business are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies or various self-regulatory organizations or exchanges relating to, among other things, the privacy of client information, and any failure to comply with these regulations could expose us to liability or reputational damage.
The United States and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct periodic examinations and initiate administrative proceedings that can result in censure, fines, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.
Federal anti-money-laundering laws make it a criminal offense to own or operate a money transmitting business without the appropriate state licenses, which we maintain, and registration with the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (FinCEN). In addition, the USA PATRIOT Act of 2001 and the Treasury Department’s implementing regulations require us, as a “financial institution,” to establish and maintain an anti-money-laundering program.
In connection with its administration and enforcement of economic and trade sanctions based on U.S. foreign policy and national security goals, the Treasury Department’s Office of Foreign Assets Control, or OFAC, publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups and entities, such as terrorists and narcotics traffickers, designated under programs that are not country-specific. Collectively, such individuals and companies are called “Specially Designated Nationals,” or SDNs. Assets of SDNs are blocked, and we are generally prohibited from dealing with them. In addition, OFAC administers a number of comprehensive sanctions and embargoes that target certain countries, governments and geographic regions. We are generally prohibited from engaging in transactions involving any country, region or government that is subject to such comprehensive sanctions.
Employees
As of October 17, 2014, we had a total of 106 employees comprising 59 research personnel, 27 sales professionals, 6 sales traders and 14 operations and support staff. The firm’s institutional sales and trading team of 33 professionals provides national coverage of small- and micro-cap companies. Our compliance, editorial, finance/accounting and IT/support teams help ensure the integrity of our research products and our other business activities. None of our employees is subject to any collective bargaining agreements, and we believe our relationship with our employees is good.
Properties
We occupy five main offices, with a headquarters located in New York City, and satellite offices in Bay Shore, New York, Elmsford, New York, Cranford, New Jersey and Austin, Texas, all of which are leased. Our New York City headquarters is located at 122 East 42nd Street and comprises approximately 31,433 square feet of subleased space.
In Bay Shore, we lease approximately 1,250 square feet at 111 West Main Street, Unit 113, Bay Shore, New York 11706, pursuant to a lease agreement expiring in May 2017. Our Elmsford office is located at 45 Knollwood Road, Suite 500, Elmsford, New York 10523 and consists of approximately 1,440 square feet of leased space pursuant to a lease agreement expiring in May 2015. We lease approximately 1,130 square feet at 109 South Avenue West, Cranford, New Jersey 07016 pursuant to a lease that will expire if we give notification. In Austin, we sublease approximately 1,175 square feet at 515 Congress Avenue, Suite 2520, Austin, Texas 78701, pursuant to a sublease agreement expiring in August 2017. Initially, we expect to run our asset management business out of our Austin office. In the future, we expect the need for additional office space, particularly in connection with our entry into the asset management business.
Legal Proceedings
From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently a party to any material litigation.

Reorganization Transactions and Corporate Structure
Prior to the date of this prospectus, we operated as a limited liability company, organized in the State of Delaware under the name Sidoti Holding Company, LLC. Prior to the completion of this offering, we will complete a number of transactions in order to have Sidoti & Company, Inc. succeed to the business of Sidoti Holding Company, LLC and become the owner of its consolidated subsidiaries, Sidoti & Company, LLC, Sidoti Capital Management, LLC and Sidoti Micro Cap GP, LLC and to have the members of Sidoti Holding Company, LLC become stockholders of Sidoti & Company, Inc. After the reorganization transactions, Sidoti & Company, LLC, Sidoti Capital Management, LLC and Sidoti Micro Cap GP, LLC will become wholly-owned subsidiaries of Sidoti & Company, Inc. This prospectus assumes the corporate reorganization has taken effect prior to this offering, unless otherwise indicated. The purpose of this reorganization was to allow our company to become a corporation rather than a limited liability company following this offering, and so that our existing investors would own our common stock rather than equity interests in a limited liability company.
In connection with this offering and pursuant to our corporate reorganization, we will effect an exchange of all of the outstanding capital member interests and employee interests of Sidoti Holding Company, LLC for shares of common stock of Sidoti & Company, Inc., subject to the execution by the holders of required documentation. After the exchange, all members of Sidoti Holding Company, LLC will become our stockholders with:
•
       members holding capital member interests, representing      shares of our common stock or     % of the total shares of common stock outstanding immediately prior to the completion of this offering; and
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       members holding employee interests representing     shares of our common stock or     % of the total shares of common stock outstanding immediately prior to the completion of this offering.
As a result of the exchange, and assuming all holders participate in the exchange, Sidoti Holding Company, LLC will become our wholly-owned subsidiary and will be disregarded for U.S. federal income tax purposes. Sidoti Holding Company, LLC will be consolidated with us in our financial statements and, Sidoti & Company, Inc. will succeed to all of the assets and liabilities held by Sidoti Holding Company, LLC.

 MANAGEMENT
Executive Officers and Directors
The following table sets forth certain information about our executive officers, directors and key employees as of October 15, 2014:

Name	Age	Position
Peter T. Sidoti	57	Chairman and Chief Executive Officer
Marie Conway	67	Director and President
Gary Jacobs	57	Director of Trading
Seymour G. Siegel	72	Director nominee
Dr. Michael R. Cunningham	55	Director nominee
John M. Gibbons	66	Director nominee

Board of Directors
Peter T. Sidoti is the founder, chairman of the board of directors and Chief Executive Officer of Sidoti & Company, LLC. Mr. Sidoti has over 35 years of experience working on Wall Street. He served as an equity research analyst for Value Line, Inc. from 1979 to 1985, and in the same capacity at Drexel Burnham Lambert, NatWest Markets and Schroders Capital Markets from 1985 to 1990, 1990 to 1997 and 1997 to 1999, respectively. As a leading healthcare analyst during the 1990s, Mr. Sidoti was directly involved in nearly 100 transactions in the nursing home, assisted-living and healthcare REIT sectors, including initial public offerings, secondary offerings and mergers. In March 1999, Mr. Sidoti founded Sidoti & Company, LLC, and since 1999, he has served as Chief Executive Officer. Mr. Sidoti received a Bachelor of Science in accounting and a Masters of Business Administration in finance from New York University.
Marie Conway serves as a member of our board of directors and is the President of Sidoti & Company, LLC. From 1979 to 1989, Ms. Conway was an equity analyst and portfolio manager with Value Line, Inc. As an equity analyst, she covered a wide variety of industry sectors, including forest products, paper, beverage, tobacco, waste management, and industrial services companies. As a portfolio manager, Ms. Conway managed both the Value Line Cash Fund and the Value Line Tax-Exempt Fund with total assets under management of $725 million. She was also the primary writer and editor for the Value Line weekly fixed income review. In 1989, Ms. Conway joined Mutual of America as a portfolio manager. She managed the long-term bond fund, money market fund and fixed income segment of a total return fund with total assets under management of approximately $400 million. In 1991, Ms. Conway joined NatWest Securities where she was a senior equity analyst in the healthcare group of the research department. At NatWest, Ms. Conway covered small- and large-cap medical devices stocks, as well as healthcare services stocks. In 1997, Ms. Conway joined Salomon Brothers as a senior healthcare equity analyst. In 1998, Ms. Conway joined Prudential Securities as a senior healthcare equity analyst. She focused on medical devices and healthcare service stocks while employed at Prudential. Ms. Conway joined Sidoti & Company, LLC in September 2000. She was named president in 2001 and oversees the research department. Ms. Conway graduated from Hunter College with a Bachelor of Arts in history and from New York University with a Masters of Business Administration in finance.
Gary Jacobs is the director of trading of Sidoti & Company, LLC. Mr. Jacobs has 33 years of experience on Wall Street and has worked at Dresdner, NatWest Markets and Drexel Burnham Lambert. He joined Sidoti & Company, LLC in 2004 to lead its trading desk, which commenced operations in April 2004. Mr. Jacobs graduated from Lafayette College with a Bachelor of Arts in engineering, and received a Masters of Business Administration in finance from Emory University.
Seymour G. Siegel is a director nominee for our board of directors and will become a director upon the consummation of this offering. Mr. Siegel is an inactive certified public accountant (“CPA”), and is president of Siegel-Rich, Inc., a business advisory company. Mr. Siegel is a retired principal emeritus of Rothstein Kass, now a part of KPMG, an international firm of accountants and auditors. Mr. Siegel was a founder of Siegel Rich & Co. CPA’s, which eventually merged into what is now known as WeiserMazars LLP, a large regional firm. He was a senior partner with WeiserMazars LLP until he sold his interest and co-founded a business advisory firm, which later was acquired by Rothstein Kass. He has been a director and officer of numerous businesses and philanthropic and civic organizations. As a professional director, Mr. Siegel has served on the boards of nearly a dozen public companies over the last 25 years and has often served as chairman of the audit committee. He is currently a director and chairman of the audit committees of Air Industries Group, Inc. and Premier Alliance Group, Inc. He was formerly a director of Oak Hall Capital Fund, Prime Motor Inns Limited Partnership, Noise Cancellation Technologies, Hauppauge Digital, Inc. and Emerging Vision, Inc., among others. Mr. Siegel received his Bachelor of Business Administration from the Bernard M. Baruch School of the City College of New York.
Dr. Michael R. Cunningham is a director nominee for our board of directors and will become a director upon the consummation of this offering. Mr. Cunningham is the chancellor and Chief Operating Officer of the National University System and the president of National University. Prior to joining National University, he served as dean of the San Diego State University College of Business Administration. Mr. Cunningham has taught strategy and entrepreneurship courses at San Diego State University, Cal Poly San Luis Obispo and New York University. Before entering higher education, he was the founder, chairman, CEO and president of Cunningham Graphics International from 1989-2000. Mr. Cunningham has also served as chairman, CEO and president of DG3 – Diversified Global Graphics Group, and group president and corporate vice president of Automatic Data Processing. Mr. Cunningham received his Bachelor in Business Administration from the University of Massachusetts, Amherst and a Ph.D. and master’s degrees from New York University.
John M. Gibbons is a director nominee for our board of directors and will become a director upon the consummation of this offering. Mr. Gibbons currently serves as a director and member of the audit committee of Deckers Outdoor Corporation, and he has been with the company since 2000. Mr. Gibbons has also served as a director and member of various board committees of National Technical Systems, Inc. and Assisted Living Corporation. He began his career as an auditor for Price Waterhouse from 1970 to 1976. He became a CPA in California in 1972, although he decided not to renew his CPA license in 1988. Mr. Gibbons worked in multiple management positions with Computer Communications Technology Corp. from 1976 to 1983, Digital Sound Corporation from 1983 to 1986, Vistek, Inc. from 1986 to 1987, Com Systems, Inc. from 1988 to 1993, The Sports Club Company from 1994 to 2000, TMC Communications from 2000 to 2004 and The Learning Network from 2000 to the present. At these companies, he oversaw M&A negotiations, led a $100 million high yield debt offering and a $40 million initial public offering. Mr. Gibbons was the Chairman of the Sonoma County Habitat for Humanity branch from 2004 to 2009, and he has been the board president of the Sonoma Valley Mentoring Alliance since 2010. Mr. Gibbons has a Bachelor in Business Administration from the University of Notre Dame and a Masters of Business Administration in business from the University of Southern California.
Board of Directors
Our board of directors currently consists of two directors, and upon consummation of the offering will consist of five directors.
In accordance with our charter to become effective immediately prior to the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:
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  The Class I director will be Peter T. Sidoti and his term will expire at the annual general meeting of stockholders to be held in 2015;
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  The Class II directors will be Marie Conway and Seymour G. Siegel and their terms will expire at the annual general meeting of stockholders to be held in 2016; and
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  The Class III directors will be Michael R. Cunningham and John M. Gibbons and their terms will expire at the annual general meeting of stockholders to be held in 2017.

Director Independence
Upon the completion of this offering, we expect that our common stock will be listed on the NYSE MKT. Under NYSE MKT rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE MKT rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under NYSE MKT rules, a director will qualify as an “independent director” only if that person is not an executive officer or employee of the company and, in the opinion of that company’s board of directors, does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Prior to the completion of this offering, our board of directors will undertake a review of its composition, the composition of its committees and the independence of each director and consider whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Our board of directors will also review whether the directors that will comprise our audit committee and compensation committee, respectively, at the time of the completion of this offering satisfy the independence standards for those committees established by the applicable SEC rules and NYSE MKT rules. In making this determination, our board of directors will consider the relationships that each of these non-employee directors has with our company and all other facts and circumstances our board of directors deems relevant in determining their independence, including the beneficial ownership of our common stock held by each non-employee director.
Board Committees
Prior to the completion of this offering, our board of directors will have established an audit committee and a compensation committee, which have the composition and responsibilities described below. In addition, prior to completion of this offering, our board of directors intends to establish one additional committee, a nominating and corporate governance committee, which will have the responsibilities described below.
Audit Committee
Our audit committee will be composed of Mssrs. Siegel, Cunningham and Gibbons, each of whom will be a non-employee member of our board of directors. Mr. Siegel will be our audit committee chairman and is our audit committee financial expert, as currently defined under the SEC rules. Our board of directors has determined that each of Mssrs. Siegal, Cunningham and Gibbons, is independent within the meaning of the applicable SEC rules and the listing standards of NYSE MKT.
Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our critical accounting policies and estimates; and will annually review the audit committee charter and the committee’s performance. Effective upon the completion of this offering, the audit committee will operate under a written charter adopted by the board that satisfies the applicable standards of NYSE MKT.

Compensation Committee
Our compensation committee will be composed of Mssrs. Siegel, Cunningham and Gibbons, each of whom will be a non-employee member of our board of directors. Dr. Cunningham will be our compensation committee chairman.
Our compensation committee reviews and recommends policies relating to the compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee will administer the issuance of stock options and other awards under our incentive compensation plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members. Effective upon the completion of this offering, the compensation committee will operate under a written charter adopted by the board that satisfies the applicable standards of NYSE MKT.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will be composed of Mssrs. Siegel, Cunningham and Gibbons, each of whom is a non-employee member of our board of directors. Mr. Gibbons will be our nominating and corporate governance committee chairman. Our nominating and corporate governance committee will be responsible for making recommendations regarding candidates for directorships and the size and the composition of our board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance principles and making recommendations concerning governance matters. Effective upon the completion of this offering, the nominating and corporate governance committee will operate under a written charter adopted by the board that satisfies the applicable standards of NYSE MKT.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors.

Executive compensation
We refer to our chief executive officer and our two other most highly compensated executive officers discussed below as our “named executive officers.” Our named executive officers for fiscal year 2013 were as follows:
•
  Peter T. Sidoti;
•
  Marie Conway; and
•
  Gary Jacobs.
Summary Compensation Table
The following table presents information regarding compensation earned by or awards to our named executive officers during fiscal year 2013.

Name and Principal Position	Year	Salary ($)	Bonus & Commission ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(1) ($)	Total ($)
Peter T. Sidoti Chairman and Chief Executive Officer	2013					$839,648	$839,648
Marie Conway Director and President	2013	$300,000	$719,000				$1,019,000
Gary Jacobs Director of Trading	2013	$250,000	$550,025				$800,025

(1)
  Includes equity capital withdrawals; medical, dental and vision plan premiums; term life insurance premium; tax preparation and advice expense reimbursement; employer contribution to 401(k) plan.
Equity-Based Compensation
Pursuant to the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC and related award agreements, certain of our executive officers received equity-based compensation in the form of profits interests in Sidoti, which we refer to as employee interests. The employee interests are membership interests in Sidoti Holding Company, LLC and represent the right of the holder to share in distributions from Sidoti to the extent that it has profits.
Ms. Marie Conway was granted an employee interest equivalent to 5.0% of the profits of Sidoti in August 2002. Mr. Lalishwar Ramgopal was granted an employee interest equivalent to 2.0% of the profits of Sidoti in August 2002. Mr. Scott Stember was granted an employee interest equivalent to 1.0% of the profits of Sidoti in August 2002. Mr. David Gold was granted an employee interest equivalent to 0.5% of the profits of Sidoti in August 2002. The employee interests were granted in lieu of any other equity or equity-based compensation. The awards were granted in order to foster a long-term commitment by valued executive officers and to align a large portion of our executives’ compensation with the interests of Sidoti.
As part of the reorganization transactions, all of the outstanding employee interests will be converted to shares of our common stock and will subsequently be terminated. Accordingly, after this offering we will be able to pay performance-based bonuses in the form of stock options pursuant our 2014 Plan.
Employee Benefit and Share Plans
2014 Stock Incentive Plan
Prior to the completion of this offering, our board of directors will have adopted, and our stockholders will have approved, our 2014 Stock Incentive Plan, which we refer to as the 2014 Plan. Our 2014 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalent rights to our employees, directors and consultants and our parent and subsidiary corporations’ employees, directors and consultants.
Share Reserve
As of            , 2014, we had reserved for issuance pursuant to the 2014 Plan a total of      shares of common stock. Further, our 2014 Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of this offering, equal to     percent (     %) of the number of shares of our common stock outstanding as of such date.
Administration
Our board of directors or a committee of our board of directors will administer our 2014 Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code the committee will consist of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code. The plan administrator will have the power to determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise. The plan administrator also will have the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered or cancelled in exchange for other awards of the same type (which may have higher or lower exercise prices) or awards of a different type.
Stock Options
Our 2014 Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees, directors, and consultants and those of any parent or subsidiary of ours. The exercise price of all options granted under our 2014 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten (10) years, except that with respect to any employee who owns more than ten percent (10%) of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five (5) years, and the exercise price must equal at least one hundred ten percent (110%) of the fair market value on the grant date.
After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised after the expiration date of its term.
Stock Appreciation Rights
Our 2014 Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with common stock, or a combination thereof, except that the base appreciation amount for the cash or stock to be issued pursuant to the exercise of a stock appreciation right will be no less than one hundred percent (100%) of the fair market value of our common stock on the date of grant. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation rights agreement.
Restricted Stock Awards
Our 2014 Plan allows for the grant of restricted stock. Restricted stock awards are shares of common stock that vest in accordance with terms and conditions established by the plan administrator. The plan administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The plan administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. Restricted stock that does not vest is subject to our right of repurchase or forfeiture.
Restricted Stock Units
Our 2014 Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with our common stock or other securities, or a combination thereof.
Dividend Equivalent Rights
Our 2014 Plan allows for the grant of dividend equivalent rights. Dividend equivalent rights are awards that entitle the recipients to compensation measured by the dividends we pay with respect to our common stock.
Transferability of Awards
Our 2014 Plan allows for the transfer of awards under the 2014 Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the plan administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.
Certain Adjustments
In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2014 Plan, the plan administrator will make adjustments to one or more of the number of shares of or classes of stock that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical stock limits contained in the 2014 Plan, and any other terms that the plan administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the consummation of such transaction.
Corporate Transactions and Changes in Control
Our 2014 Plan provides that in the event of a corporate transaction, as defined in the 2014 Plan, each outstanding award will terminate upon the consummation of the corporate transaction to the extent that such awards are not assumed by the acquiring or succeeding entity. Prior to or upon the consummation of a corporate transaction or a change in control, as defined in the 2014 Plan, an outstanding award may vest, in whole or in part, to the extent provided in the award agreement or as determined by the plan administrator in its discretion. The plan administrator may condition the vesting of an award upon the subsequent termination of the recipient’s service or employment within a specified period of time following the consummation of a corporate transaction or change in control. The plan administrator will not be required to treat all awards similarly in the event of a corporate transaction or change in control.
Plan Amendments and Termination
Our 2014 Plan will automatically terminate 10 years following the date it becomes effective, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2014 Plan provided such action does not impair the rights under any outstanding award unless mutually agreed to in writing by the recipient and us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below the transactions and series of similar transactions, since January 1, 2013, in which we were a participant or will be a participant, and in which:
•
  the amounts involved exceeded or will exceed $120,000; and
•
  any of our directors, executive officers, holders of more than 5% of our outstanding common stock (which we refer to as 5% stockholders) or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the section titled “Executive Compensation.”
Equity-Based Compensation
Pursuant to the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC and related award agreements, certain of our executive officers received equity-based compensation in the form of profits interests in Sidoti, which we refer to as employee interests. The employee interests are membership interests in Sidoti Holding Company, LLC and represent the right of the holder to share in distributions from Sidoti to the extent that it has profits. As part of the reorganization transactions described in “Business — Reorganization Transactions and Corporate Structure,” the employee interests will be converted to common stock in Sidoti & Company, Inc.
Ms. Marie Conway was granted an employee interest equivalent to 5.0% of the profits of Sidoti in August 2002. Mr. Lalishwar Ramgopal was granted an employee interest equivalent to 2.0% of the profits of Sidoti in August 2002. Mr. Scott Stember was granted an employee interest equivalent to 1.0% of the profits of Sidoti in August 2002. Mr. David Gold was granted an employee interest equivalent to 0.5% of the profits of Sidoti in August 2002. The employee interests were granted in lieu of any other equity or equity-based compensation. The awards were granted in order to foster a long-term commitment by valued executive officers and to align a large portion of our executives’ compensation with the interests of Sidoti.
As part of the reorganization transactions, all of the outstanding employee interests will be converted to shares of our common stock and will subsequently be terminated. Accordingly, after this offering we will be able to pay performance-based bonuses in the form of stock options pursuant our 2014 Plan.
Director and Officer Indemnification and Insurance
Effective upon the closing of the offering, we intend to enter into indemnification agreements with certain of our directors and executive officers, and we will have purchased directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Description of Capital Stock — Limitations of Liability and Indemnification Matters.”
Policies and Procedures Regarding Related Party Transactions
Our board of directors reviews related party transactions for potential conflict of interest issues. Our board of directors intends to adopt a written related person transaction policy to be effective upon or prior to the completion of this offering to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us or a related person.
Director Independence
For a discussion of the independence of our directors, please see “Management — Director Independence” above.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our securities on a pro forma, as converted into common stock basis, as of June 30, 2014 and as adjusted to reflect the shares of common stock to be issued and sold in this offering by:
•
  each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•
  each of our named executive officers;
•
  each of our directors; and
•
  all current executive officers and directors as a group.
We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised or converted within 60 days after the date of this prospectus.
Applicable percentage ownership is based on      shares of common stock outstanding at     , assuming the issuance of (i)      shares of common stock to existing owners of capital member interests and employee interests in our predecessor entity in connection with our reorganization from an LLC into a Delaware corporation in connection with this offering, and (ii)      shares that will be sold by us in the offering.
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed on the table is c/o Sidoti & Company, Inc., 122 East 42nd Street, 4th Floor, New York, NY 10168.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Shares (#)	Percentage (%)	Shares (#)	Percentage (%)
5% Stockholders:
Peter T. Sidoti
Sidoti Family Trust
Marie Conway
Directors and Named Executive Officers:
Peter T. Sidoti
Marie Conway
Gary Jacobs
Seymour G. Siegel (Director nominee)
Dr. Michael R. Cunningham (Director nominee)
John M. Gibbons (Director nominee)
All current directors and executive officers as a group (6 persons)

Description of capital stock
General
The following is a summary of the rights of our common stock and preferred stock and of certain provisions of our charter, as they will be in effect upon the completion of this offering. For more detailed information, please see our amended and restated certificate of incorporation, which is filed as an exhibit to the registration statement of which this prospectus is a part.
Our amended and restated certificate of incorporation as in effect upon the consummation of this offering will provide for one class of common stock. In addition, our amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.
Immediately following the completion of this offering, our authorized capital stock will consist of:
•
       shares of common stock; and
•
       shares that are designated as preferred stock.
Immediately following the completion of this offering, we will have outstanding      shares of common stock, held by      stockholders of record and no shares of preferred stock will be outstanding.
Common Stock
Voting Rights
Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Subject to any rights that may be applicable to any then outstanding shares of preferred stock, holders of our common stock vote as a single class on all matters relating to the election and removal of directors and as provided by law. Holders of our common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by holders of all outstanding shares of common stock.
Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to share equally, identically and ratably in any dividends that our board of directors may determine to issue from time to time.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our shares of common stock.
Other Rights
Our stockholders will have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock
Though we currently have no plans to issue any shares of preferred stock, upon the closing of this offering and the filing of our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to designate and issue up to      shares of preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of preferred stock, any or all of which may be greater than or senior to those granted to the holders of common stock. Though the actual effect of any such issuance on the rights of the holders of common stock will not be known until our board of directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:
•
  diluting the voting power of the holders of common stock;
•
  reducing the likelihood that holders of common stock will receive dividend payments;
•
  reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and
•
  delaying, deterring or preventing a change-in-control or other corporate takeover.
Registration Rights
Prior to the consummation of the offering, we will enter into a registration rights agreement with our Chairman and Chief Executive Officer, his wife, the Sidoti Family Trust dated March 1, 1999 and Mr. Jacobs. The registration rights agreement will provide those parties certain registration rights with respect to its shares of our common stock and also will provide them with certain governance rights, depending on the size of its holdings of our common stock.
Under the registration rights provisions of the registration rights agreement:
•
  after 180 days following the completion of the offering, each of these signatories will have the right to cause us to conduct up to five demand registrations, subject to certain customary restrictions;
•
  once we are eligible to do so, the signatories have the right to cause us to file and have declared effective a shelf registration statement on Form S-3 with respect to all of their shares of our common stock; and
•
  they have the right to participate as selling stockholders in certain registered offerings by us.
The registration rights agreement will also contain customary provisions relating to cooperation with the registration process, black-out periods and customary securities law indemnity provisions in favor of the selling stockholders. With certain customary exceptions, we will be required to bear all registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. Registration rights may be transferred by the signatories, subject to certain restrictions.
The registration rights agreement will terminate on             , 2017, which is three years after the completion of this offering.
Anti-Takeover Provisions
Certificate of Incorporation
Our amended and restated certificate of incorporation to be in effect upon the completion of this offering will provide for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation will also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board, chief executive officer or president (in the absence of the chief executive officer) may call a special meeting of stockholders.
Our amended and restated certificate of incorporation will require a 66 2∕3% stockholder vote for the removal of a director without cause or the rescission, alteration, amendment or repeal of the certificate of incorporation by stockholders. Our amended and restated certificate of incorporation will also require an 80% stockholder vote to amend its provisions relating to the election and classification of directors. The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our stock and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Section 203 of the Delaware General Corporation Law
We have elected to be subject to Section 203 of the Delaware General Corporation Law (“Section 203”), and we are prohibited from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
  before such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting shares outstanding at the time the transaction began, excluding for purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting shares that are not owned by the interested stockholder.
In general, Section 203 defines business combination to include the following:
•
  any merger or consolidation involving the company and the interested stockholder;
•
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the company involving the interested stockholder;
•
  subject to certain exceptions, any transaction that results in the issuance or transfer by the company of any shares of the company to the interested stockholder;

•
  any transaction involving the company that has the effect of increasing the proportionate share of the shares or any class or series of shares of the company beneficially owned by the interested stockholder; or
•
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the company.
In general, by reference to Section 203, an “interested stockholder” is an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status owned, 15% or more of the outstanding voting shares of the company.
Limitations of Liability and Indemnification Matters
We will have adopted provisions in our amended and restated certificate of incorporation effective immediately prior to the closing of this offering that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for a breach of the duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or for any transaction from which a director derived an improper personal benefit. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to of the following:
•
  any breach of their duty of loyalty to us or our stockholders;
•
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•
  any transaction from which the director derived an improper personal benefit.
This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of director liability, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.
Our amended and restated certificate of incorporation, as effective immediately prior to the closing of this offering, also will provide that we shall indemnify our directors and executive officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated certificate of incorporation covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated certificate of incorporation will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our amended and restated certificate of incorporation would permit indemnification.
We intend to enter into separate indemnification agreements with certain of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our charter documents and may provide additional procedural protection. These agreements will require us, among other things, to:
•
  indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;
•
  advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and
•
  cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
In addition, we will maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. We also make available standard life insurance and accidental death and disability insurance policies to our employees.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Exchange Listing
We will apply to list our common stock on the NYSE MKT under the symbol “SDTI.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock and there can be no assurance that a market for our common stock will develop or be sustained after this offering. Future sales of our common stock in the public market, including shares issued upon exercise of outstanding options, or the availability of such shares for sale in the public market, could adversely affect the trading price of our common stock. As described below, only a limited number of shares will be available for sale by our existing stockholders shortly after this offering due to contractual and legal restrictions on resale. Sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the trading price of our common stock at such time and our ability to raise equity capital in the future.
Based on      shares of common stock outstanding as of June 30, 2014, upon completion of this offering, shares of common stock will be outstanding, reflecting      shares of common stock sold in this offering and capital member interests and employee interests in Sidoti Holding Company, LLC that will be automatically converted into      shares of common stock in connection with the reorganization of the Company. All of the shares sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), generally may be sold in the public market only in compliance with certain limitations contained in Rule 144. The remaining      shares of common stock will be deemed restricted securities as that term is defined in Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act (“Rule 701”), which are summarized below. In addition, substantially all of these restricted securities will be subject to the lock-up agreements described below.
Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus
At various times beginning more than 180 days (subject to extension) after the date of this prospectus

Rule 144
In general, under Rule 144, as in effect on the date of this prospectus, a person who is one of our affiliates and has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period, beginning on the date 180 days after the date of this prospectus, a number of shares that does not exceed the greater of:
•
  one percent of the number of shares of common stock then outstanding, which will equal approximately      shares immediately after the completion of this offering; or
•
  the average weekly trading volume of our common stock on the NYSE MKT during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to a certain manner of sale provisions and notice requirements and to the availability of current public information about us.
In general, under Rule 144, as in effect on the date of this prospectus, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares beginning on the 181st day after the date of this prospectus without complying with the manner of sale, volume limitation or notice provisions of Rule 144 and will be subject only to the public information requirements of Rule 144. If such person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

Rule 701
Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, substantially all of the shares issued under Rule 701 are subject to the lock-up agreements described below and will become eligible for sale only when the lock-up period expires.
Lock-Up Agreements
We and all of our directors and officers, as well as the other holders of substantially all shares of our common stock (including securities exercisable or convertible into our common stock) outstanding immediately prior to this offering, have agreed or will agree that, without the prior written consent of WR Hambrecht + Co, LLC (“WR Hambrecht + Co”) on behalf of the underwriters, during the period from the date of this prospectus and ending on the date 180 days after the date of this prospectus (as such period may be extended under certain circumstances), we and they will not, among other things:
•
  offer, pledge, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, options or warrants to purchase share of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or
•
  in our case, file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or
•
  in the case of our directors, officers and other holders of our securities, make any demand for exercise of any rights with respect to the registration of any securities.
The foregoing restrictions shall not apply to:
•
  the sale of shares of common stock pursuant to the underwriting agreement; or
•
  transactions relating to shares of common stock acquired in open market transactions after the completion of this offering, or the exercise of any stock option to purchase shares of common stock pursuant to any benefit plan of the company; or
•
  transfers of shares of common stock or any security directly or indirectly convertible into or exercisable or exchangeable for common stock as a bona fide gift or in connection with estate planning, including, but not limited to, dispositions to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned and dispositions from any grantor retained annuity trust established for the direct benefit of the undersigned or a member of the immediate family of the undersigned, or by will or intestacy; or
•
  any transfer pursuant to a qualified domestic relations order or in connection with a divorce; or
•
  shares of common stock as collateral for any loan, provided that the lender agrees in writing to be bound by the restrictions set forth in the lock-up agreement; or
•
  dispositions of securities to a bona fide third party pursuant to a tender offer or any other transaction, including, without limitation, a merger, consolidation or other business combination involving a change in control of the company, provided that the per share consideration for the securities transferred will be greater than the public offering price per share in this offering; or

•
  distributions of shares of common stock or any security directly or indirectly convertible into or exercisable or exchangeable for common stock to limited partners, members, stockholders or affiliates of a locked up stockholder, or to any partnership, corporation or limited liability company controlled by a locked up stockholder or by a member of the immediate family of a locked up stockholder; or
•
  the establishment of a trading plan pursuant to Rule 10b 5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the lock-up period.
Moreover, in the case of transfer pursuant to bullets three and seven above, any transferee or distribution recipient must agree to be bound by the foregoing restrictions on transfer.
See “Underwriting” below for additional discussion.
Registration Rights
Prior to the consummation of the offering, we will enter into a registration rights agreement with our Chairman and Chief Executive Officer, his wife, the Sidoti Family Trust dated March 1, 1999 and Mr. Jacobs. The registration rights agreement will provide those parties certain registration rights with respect to its shares of our common stock and also will provide them with certain governance rights, depending on the size of its holdings of our common stock.
Under the registration rights provisions of the registration rights agreement:
•
  after 180 days following the completion of the offering, each of these signatories will have the right to cause us to conduct up to five demand registrations, subject to certain customary restrictions;
•
  once we are eligible to do so, the signatories have the right to cause us to file and have declared effective a shelf registration statement on Form S-3 with respect to all of their shares of our common stock; and
•
  they have the right to participate in certain registered offerings by us.
The registration rights agreement will also contain customary provisions relating to cooperation with the registration process, black-out periods and customary securities law indemnity provisions in favor of the selling stockholders. With certain customary exceptions, we will be required to bear all registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. Registration rights may be transferred by the signatories, subject to certain restrictions.
The registration rights agreement will terminate on            , 2017, which is three years after the completion of this offering.
Registration Statements
We intend to file a registration statement on Form S-8 under the Securities Act covering all of the common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our common stock issued upon the exercise of options by employees. We expect to file this registration statement as soon as practicable after the completion of this offering. However, the shares registered on Form S-8 will be subject to Rule 144 limitations applicable to our affiliates and will not be eligible for resale until expiration of the lock-up agreements to which they are subject.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the ownership and disposition of our common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the Code, final, temporary or proposed U.S Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as capital assets (within the meaning of Section 1221 of the Code).
This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate or gift tax laws or tax considerations arising under the laws of any non-U.S., state or local jurisdiction. This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:
•
  banks, insurance companies or other financial institutions;
•
  partnerships or other pass-through entities;
•
  tax-exempt organizations;
•
  tax-qualified retirement plans;
•
  dealers in securities or currencies;
•
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•
  U.S. expatriates and certain former citizens or long-term residents of the United States;
•
  controlled foreign corporations;
•
  passive foreign investment companies;
•
  persons that own, or have owned, actually or constructively, more than 5% of our common stock; and
•
  persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.
Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.
If a partnership (or entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in the partnership (or member in such other entity) will generally depend upon the status of the partner and the activities of the partnership. Any partner in a collaboration holding our common stock should consult its own tax advisors.
PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder
In general, a “non-U.S. holder” is any beneficial owner of our common stock that is not a U.S. person. A “U.S. person” is any of the following:
•
  an individual citizen or resident of the United States;
•
  a corporation created or organized in or under the laws of the United States any state thereof or the District of Columbia (or entity treated as such for U.S. federal income tax purposes);
•
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
  a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
Distributions on Our Common Stock
As described in the section titled “Dividend Policy,” we currently do not anticipate paying dividends on our common stock in the foreseeable future. If, however, we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “— Gain on Sale or Other Disposition of Our Common Stock” below.
Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying, under penalties of perjury, such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.
If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the aforementioned U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).
Such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.
A non-U.S. holder that claims exemption from withholding or the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders that do not timely provide us or our paying agent with the required certification may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty or applicability of other exemptions from withholding.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Gain on Sale or Other Disposition of Our Common Stock
Except as discussed below, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:
•
  the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;
•
  the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or
•
  we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for our common stock and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.
We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.
Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding generally will not apply to distributions to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8BEN-E or IRS Form W-8ECI (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act may impose a 30% withholding tax on any dividends paid after June 30, 2014 and the proceeds of a sale of our common stock paid after December 31, 2016 to (i) a “foreign financial institution,” as specially defined under such rules, unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or (ii) a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING
We are offering the shares of our common stock described in this prospectus through the underwriters named below. WR Hambrecht + Co is the representative of the underwriters. Subject to the terms and conditions contained in an underwriting agreement among us and the underwriters named below, each of the underwriters has severally agreed to use its best efforts to procure potential purchasers for the shares of common stock offered hereby, as listed next to its name in the following table. This offering is being undertaken on a best efforts only basis. The underwriters are not required to take or pay for any specific number or dollar amount of our common stock.

Underwriters	Number of Shares
WR Hambrecht + Co, LLC
Sidoti & Company, LLC
Total

The shares are being offered on a best efforts basis, subject to a minimum requirement of $     in offering proceeds. There can be no assurance that we will sell any or all of the shares to be sold pursuant to this prospectus.
Investor funds will be deposited into an escrow account for the benefit of investors set up with an escrow agent. The offering will not be completed unless we sell the minimum amount of shares pursuant to this prospectus. All investor funds received prior to the closing will be deposited into escrow with the escrow agent until closing. The escrow agent will deposit all funds it receives in a non-interest bearing account in accordance with Rule 15c2-4 under the Exchange Act. The escrow agent will not accept any investor funds until the date of this prospectus. On the closing date, the escrow agent will notify the underwriters whether at least $     has been received, which is the amount necessary to purchase the minimum amount of shares to be sold in this offering. If, on the closing date, investor funds are not received in respect of at least the minimum amount of shares to be sold in this offering, then all investor funds that were deposited into the escrow account will be returned promptly to investors, and the offering will terminate.
We have been advised by the representative that the underwriters do not make markets in securities and will not make a market in our common stock after the offering.
In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.
Commissions, Discounts and Expenses
Shares sold by the Company to the public will be offered at the initial offering price set forth on the cover of this prospectus. The underwriters may share commissions with one or more dealers or sub-dealers who assists in the sale of shares.
The following table shows the public offering price and underwriting discounts assuming the minimum amount is raised.

	Per Share	Assuming Minimum Proceeds Raised
Public Offering Price	$	$
Total Underwriting Discount and Commissions(1)	$	$

(1)
  Excludes a structuring fee of $          payable, upon the consummation of the offering, to CSCA Capital Advisors, LLC.
Certain expenses of the offering that are payable by us to the underwriters are estimated to be up to $    (excluding underwriting discounts and commissions and the structuring fee).
We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities
We, our executive officers, directors and principal shareholders, entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons agree not to, without the prior written approval of the representative, offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 180 days after the date of the final prospectus relating to this offering. At any time, the representative may, in its sole discretion, release some or all of the securities from these lock-up agreements.
The NYSE MKT Listing
We intend to apply to have our common stock listed on the NYSE MKT under the symbol “SDTI.”
Price Stabilization; Short Positions
Given that this is a best efforts offering, the underwriters will not engage in traditional stabilizing transactions, other than passive market making.
Determination of Offering Price
Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representative of the underwriters. The principal factors to be considered in determining the initial public offering price will include:
•
  the information set forth in this prospectus and otherwise available to the representative;
•
  our history and prospects and the history of and prospects for the industry in which we compete;
•
  our past and present financial performance;
•
  our prospects for future earnings and the present state of our development;
•
  the general condition of the securities markets at the time of this offering;
•
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•
  other factors deemed relevant by the underwriters and us.
Additional Information
The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.
Conflicts of Interest
Sidoti & Company, Inc. controls Sidoti & Company, LLC, a participating underwriter in this offering. Therefore, Sidoti & Company, LLC is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121(f)(5)(B). In addition, Sidoti & Company, Inc. and other affiliates of Sidoti & Company, LLC will be deemed to receive more than 5% of net offering proceeds and will have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C)(ii). This offering is being made in compliance with the requirements of FINRA Rule 5121. Since Sidoti & Company, LLC is not primarily responsible for managing this offering, a qualified independent underwriter is not required. Sidoti & Company, LLC will not confirm sales to discretionary accounts without the prior written approval of the customer.
Selling Restrictions
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:
(a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or
(d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Each underwriter has represented and agreed that:
(a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and
(b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA (“Section 275”) or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275; (2) where no consideration is given for the transfer; or (3) by operation of law.
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS
The validity of our common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Rimon P.C., San Francisco, California.
EXPERTS
KPMG LLP, independent registered public accounting firm, has audited the financial statements of Sidoti & Company, LLC as of December 31, 2012 and 2013, and for each of the two years in the period ended December 31, 2013, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on KPMG LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

Sidoti & Co. Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors
Sidoti & Company, LLC:
We have audited the accompanying statements of financial condition of Sidoti & Company, LLC (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, changes in member’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sidoti & Company, LLC as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
(signed) KPMG LLP
Roseland, New Jersey
October 22, 2014

Sidoti & Company, Inc.
STATEMENTS OF FINANCIAL CONDITION

	At December 31,
	2012	2013
Assets:
Current Assets
Cash and cash equivalents	$7,182,818	$7,362,636
Receivable from clearing brokers	1,984,727	2,015,739
Investment banking fees receivable	79,497	418,887
Research fees receivable	362,900	398,391
Prepaid expenses and other assets	309,694	285,841
Total Current Assets	$9,919,636	$10,481,494
Non-Current Assets
Property and equipment, net	155,166	121,618
Security deposits	137,365	137,365
Total Non-Current Assets	$292,531	$258,983
Total Assets	$10,212,167	$10,740,477
Liabilities:
Current Liabilities
Bonuses payable	$2,276,000	$3,150,000
Commissions payable	436,405	541,336
Payables to clearing brokers	11,160	1,692
Accounts payable and accrued expenses	1,295,326	829,449
Total Current Liabilities	$4,018,891	$4,522,477
Member’s Equity:
Total Member’s Equity	6,193,276	6,218,000
Total Liabilities and Member’s Equity	$10,212,167	$10,740,477

The accompanying notes are an integral part of these financial statements.

SIDOTI & COMPANY, LLC
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2012	2013
Revenues
Commissions	$19,216,613	$19,467,968
Research income	8,568,574	8,070,258
Investment banking income	730,518	1,654,058
Seminar and conference fee income	947,242	882,960
Other income	296,774	211,464
Total revenues	29,759,721	30,286,708
Expenses
Employee compensation and benefits	21,596,246	22,578,681
Floor brokerage, exchange and clearance fees	1,660,173	1,467,156
Occupancy	1,675,623	1,455,454
Seminar and conferences	1,107,823	1,034,623
Travel and entertainment	1,110,280	1,179,410
Quotes and research	521,985	484,684
Communications and data processing	135,411	184,010
Other expenses	1,065,507	1,024,445
Total expenses	28,873,048	29,408,463
Income before local income taxes	886,673	878,245
Local income taxes	57,864	52,563
Net income	$828,809	$825,682

The accompanying notes are an integral part of these financial statements.

SIDOTI & COMPANY, LLC
STATEMENTS OF CHANGES IN MEMBER’S EQUITY

	Years Ended December 31,
	2012	2013
	Total Member’s Equity	Total Member’s Equity
Member’s equity, beginning of period	$5,929,071	$6,193,276
Member’s distribution	(564,604)	(800,958)
Net income	828,809	825,682
Member’s equity, end of period	$6,193,276	$6,218,000

The accompanying notes are an integral part of these financial statements.

SIDOTI & COMPANY, LLC
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2013
Cash flows from operating activities
Net income	$828,809	$825,682
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	155,045	134,665
Changes in operating assets and liabilities:
Receivable from clearing brokers	(1,510,610)	(31,012)
Investment banking fees receivable	45,379	(339,390)
Research fees receivable	(64,461)	(35,491)
Prepaid expenses and other assets	139,763	23,853
Bonuses payable	(438,000)	874,000
Commissions payable	(332,546)	104,931
Payables to clearing brokers	(2,687)	(9,468)
Accounts payable and accrued expenses	374,044	(465,877)
Net cash provided by (used in) operating activities	(805,264)	1,081,893
Net cash used in investing activities,
Purchases of property and equipment	(31,577)	(101,117)
Net cash used in financing activities,
Member’s distribution	(564,604)	(800,958)
Net increase (decrease) in cash and cash equivalents	(1,401,445)	179,818
Cash and cash equivalents, beginning of period	8,584,263	7,182,818
Cash and cash equivalents, end of period	$7,182,818	$7,362,636
Cash paid during the period for taxes	$48,079	$62,368

The accompanying notes are an integral part of these financial statements.

SIDOTI & COMPANY, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012
1.
  Nature of business and summary of significant accounting policies
Nature of Business
Sidoti & Company, LLC (the “Company”) is a Delaware limited liability company formed on March 1, 1999. The Company’s principal business activity is performing financial research and analysis, acting as a broker-dealer of securities and engaging in investment and financing activities. The Company is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Agency (“FINRA”). In addition, the Company is a member under the Ontario Securities Commission. The broker-dealer operates as an introducing broker and does not hold funds or securities for, or owe money or securities to customers, and does not carry accounts for customers. All customer transactions are cleared through another broker-dealer on a fully-disclosed basis. The Company is wholly-owned by Sidoti Holding Company LLC, a Delaware limited liability company (“Holding”) formed on March 1, 1999.
Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.
Cash and Cash Equivalents
The Company considers investments in money market accounts to be cash equivalents.
Property and Equipment
Property and equipment is stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives as follows:

Asset	Estimated Useful Life
Office equipment and computer software costs	3 – 5 years
Furniture and fixtures	7 years
Leasehold improvements	Lease term

Revenue and Expense Recognition from Securities Transactions
Securities transactions and the related revenues and expenses are recorded on the trade-date basis.
Revenue Recognition from Research Income
The Company records income from research services at the time there is persuasive evidence of an arrangement, the services have been rendered, the revenue is fixed or determinable and collectability is reasonably assured. The Company currently generates revenues from research activities through three types of arrangements. First, a client may issue a cash payment directly to the Company for access to research. Second, the Company has entered into arrangements in which institutional clients execute trades with a limited number of third party brokers and instructs those brokers to issue a cash payment to the Company. In these arrangements, the amount of the fee is determined by the client on a case by case basis, agreed to by the Company and an invoice is sent to the payor. For the first and second types of arrangements, revenue is recognized and an invoice is sent once an arrangement exists, access to research has been provided, a specific amount is fixed or determined, and collectability is reasonably assured. None of these arrangements obligate clients to a fixed amount of fees for research, either through trading commissions or direct or indirect cash payments, nor do they obligate the Company to provide a fixed quantity of research or execute a fixed number of trades. Furthermore, the Company is not obligated under any arrangement to make commission payments to third parties on behalf of clients. The third source is the revenue from alpha capture arrangements in which the Company participates. Revenue from these transactions are determined by the alpha capture sponsor and recognized upon receipt.
Revenue Recognition from Investment Banking
Investment banking revenues include fees arising from securities offerings in which the Company acts as an underwriter or agent. These revenues are recorded in accordance with the terms of the investment banking agreements. Investment banking revenues are recognized when the offering is deemed complete and is presented net of estimated related expenses. On final settlement, typically 90 days from the trade date of the transaction, the Company adjusts these amounts to reflect the actual transaction-related expenses and resulting investment banking fee.
Revenue Recognition from Seminar and Conference Income
Seminar and conference income is recognized when earned. Advances received which are related to seminar and conference income are deferred until earned.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Receivable from Clearing Broker
The Company clears customer transactions through another broker-dealer on a fully disclosed basis. At December 31, 2013, and 2012, the receivable from clearing brokers consisted solely of commissions related to securities transactions.
Investment Banking Fees Receivable
The Company carries its investment banking fees receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its investment banking fees receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. At December 31, investment banking fees receivable are from four syndicate managers for 2013 and one syndicate manager for 2012. No allowance for doubtful accounts was required during the periods noted on the financial statements.
Research Fees Receivable
Research fees receivable is primarily composed of receivables from the Company’s research transactions.
Income Taxes
The Company is a limited liability company and, therefore, does not record a provision for federal and state income taxes. Accordingly, Holding reports the Company’s income or loss on its income tax returns. Holding is subject to New York City unincorporated business tax (“UBT”) and the Company reimburses Holding for taxes incurred and attributable to the Company’s income, which is reported in Holding’s tax return. The Company’s UBT is calculated using currently enacted laws and rates and is reflected on the statements of operations of the Company, in accordance with GAAP. GAAP requires the current and deferred tax expense (benefit) for a group that files a consolidated tax return to be allocated among the members of the group when those members issue separate financial statements. At December 31, 2013 and 2012, Holding has UBT expense of approximately $53,000 and $58,000, respectively, which is included in the statements of operations.

The Company follows an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax asset and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.
The determination of the Company provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in Holding’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities. When facts and circumstances change, the Company reassesses these probabilities and records any changes in the consolidated financial statements as appropriate. Accrued interest and penalties related to income tax matters are classified as a component of income tax expense.
In accordance with GAAP, the Company is required to determine whether a tax position of Holding is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in Holding recording a tax liability that would reduce net assets. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.
Holding files its income tax returns in the U.S. federal and various state and local jurisdictions. Generally, Holding is no longer subject to income tax examinations by major taxing authorities for years before 2009. Any potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, state and local tax laws. Holding’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recently Issued Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
2.
  Net capital requirement
The Company, as a member of FINRA, is subject to the SEC Uniform Net Capital Rule 15c3-1. This Rule requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 and that equity capital may not be withdrawn or cash distributions paid if the resulting net capital ratio would exceed 10 to 1. The Company’s net capital was approximately $4,856,000 and $5,149,000, which was approximately $4,554,000 and $4,881,000, in excess of its minimum requirement of approximately $302,000 and $268,000 at December 31, 2013 and 2012, respectively.
3.
  Commitments
Operating Leases
The Company is obligated under various operating lease agreements for their office locations and database management systems, which expire through August 2017. The office leases contain escalation clauses based on increased costs incurred by the landlord. Rent expense and data expenses under these agreements for the years ended December 31, 2013 and 2012 was approximately $1,204,000 and $1,376,000, respectively.

The approximate future minimum annual rental commitments under the terms of the leases, as of December 31, 2013, are approximately as follows:

Year ending December 31,
2014	1,097,000
2015	1,117,000
2016	1,127,000
2017	303,000
$3,644,000

Short-term and long-term borrowings
In February 2013, the Company entered into a line of credit financing agreement with its bank which expired in April 2014. The Company amended the agreement with the bank in March 2014 to extend the expiration date until May 2015. The financing provided the Company with a secured revolving credit loan in the aggregate principal of $2,000,000. The line of credit is secured by substantially all of the assets of the Company and a guarantee from the managing member. The loan bears interest at a minimum of 4%. As of December 31, 2013 and 2012, the Company had no borrowings under this financing agreement, respectively.
4.
  Off-balance-sheet risk and concentrations of credit risk
Pursuant to its clearing agreements, the Company introduces all of its securities transactions to its clearing brokers on a fully-disclosed basis. At December 31, 2013 and 2012, the receivables from the clearing brokers’ represents commissions receivable earned as an introducing broker for the transactions of its customers. Under certain conditions, as defined in the clearing agreements, the Company has agreed to indemnify the clearing brokers for losses, if any, which the clearing brokers may sustain from carrying securities transactions introduced by the Company and must maintain, at all times, a clearing deposit of not less than $165,000 though the years ended December 31, 2013 and 2012. In accordance with industry practice and regulatory requirements, the Company and the clearing brokers monitor collateral in the securities transactions introduced by the Company.
In the normal course of business, the Company’s customer activities involve the execution, settlement, and financing of various customer securities transactions. These activities may expose the Company to off-balance-sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Company has to purchase or sell the financial instrument underlying the contract at a loss. All unsettled trades at December 31, 2013 had settled with no resulting liability to the Company. During the years ended December 31, 2013 and 2012, the Company did not have a loss due to counterparty failure, and has no obligation outstanding under the indemnification as of December 31, 2013.
The Company maintains its cash balances in financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $250,000. These balances may, at times, exceed federally insured limits.
5.
  Property and equipment
Details of property and equipment at December 31, 2013 and 2012 and are as follows:

	2013	2012
Office equipment	$1,296,229	$1,229,018
Furniture and fixtures	113,219	106,253
Computer software	339,967	317,389
Leasehold improvements	358,004	353,642
	2,107,419	2,006,302
Less accumulated depreciation and amortization	1,985,801	1,851,136
	$121,618	$155,166

For the years ended December 31, 2013 and 2012, depreciation and amortization expense were approximately $135,000 and $155,000, respectively.
6.
  Exemption from Rule 15c3-3
Since all customer transactions are cleared through another broker-dealer on a fully-disclosed basis, the Company is exempt from the SEC Rule 15c3-3 pursuant to the exemptive provisions of sub-paragraph (k)(2)(ii) and, therefore, is not required to maintain a “Special Reserve Bank Account for the Exclusive Benefit of Customers.”
7.
  Retirement plan
The Company has a retirement plan (“the Plan”) under Section 401(k) of the Internal Revenue Code, which covers all eligible employees. The Plan provides for voluntary deductions of up to 60% of the employee’s salary, subject to Internal Revenue Code limitations. In addition, the Company can elect to make discretionary contributions to the Plan. For the years ended December 31, 2013 and 2012 the Company elected not to make a contribution.
8.
  Recent regulatory developments
In July 2013, the U.S. Securities and Exchange Commission (“SEC”) adopted amendments to its broker-dealer reports rules, which now require, among other things, that audits of all SEC-registered broker-dealers be conducted under Public Company Accounting Oversight Board (“PCAOB”) standards for fiscal years ending on or after June 1, 2014, effectively replacing the American Institute of Certified Public Accountants with the PCAOB as the auditing standard-setter for auditors of broker-dealers, and replacing Generally Accepted Auditing Standards with PCAOB standards for broker-dealers that are subject to audit. Broker-dealers will be required to file either compliance reports or exemption reports, as applicable, and file reports of independent public accountants covering compliance reports or exemption reports (prepared in accordance with the PCAOB standards). Additionally, effective December 31, 2013, if a broker-dealer is a SIPC member firm, broker-dealer audited financial statements will also be required to be submitted to SIPC, and broker-dealers will be required to file a new quarterly Form Custody.
In addition, SEC adopted amendments to various financial responsibility rules. For a broker-dealer such as the Company, these amendments were mostly technical in nature and effectively ratified various interpretive and no-action positions taken by SEC staff over many years or which conformed to existing practices or self-regulatory organization rules.
Management has evaluated the implications of the amendments to the broker-dealer reports and the financial responsibility rules and does not expect that the adoption of the amendments will have a material impact on the Company’s financial statements.

SIDOTI & COMPANY, LLC
STATEMENTS OF FINANCIAL CONDITION

	December 31, 2013	June 30, 2014
		(Unaudited)
Assets:
Current Assets
Cash and cash equivalents	$7,362,636	$4,892,820
Receivable from clearing brokers	2,015,739	1,762,679
Investment banking fees receivable	418,887	210,917
Research fees receivable	398,391	565,939
Prepaid expenses and other assets	285,841	480,631
Total Current Assets	$10,481,494	$7,912,986
Non-Current Assets
Property and equipment, net	121,618	96,644
Security deposits	137,365	137,365
Total Non-Current Assets	$258,983	$234,009
Total Assets	$10,740,477	$8,146,995
Liabilities:
Current Liabilities
Bonuses payable	$3,150,000	$529,000
Commissions payable	541,336	360,926
Payables to clearing brokers	1,692	4,035
Accounts payable and accrued expenses	829,449	1,303,596
Total Current Liabilities	$4,522,477	$2,197,557
Member’s Equity:
Total Member’s Equity	6,218,000	5,949,438
Total liabilities and member’s equity	$10,740,477	$8,146,995

The accompanying notes are an integral part of these financial statements.

SIDOTI & COMPANY, LLC
STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30, 2013	For the Six Months Ended June 30, 2014
	(Unaudited)	(Unaudited)
Revenues
Commissions	$9,652,084	$9,258,689
Research income	3,606,980	3,528,870
Investment banking income	1,175,599	551,977
Seminar and conference fee income	882,960	640,077
Other income	87,969	83,175
Total revenues	15,405,592	14,062,788
Expenses
Employee compensation and benefits	10,987,438	9,116,927
Floor brokerage, exchange and clearance fees	710,050	788,915
Occupancy	753,104	717,781
Seminar and conferences	1,033,267	1,114,626
Travel and entertainment	611,295	630,215
Quotes and research	252,996	253,696
Communications and data processing	75,307	74,963
Other expenses	488,745	1,029,521
Total expenses	14,912,202	13,726,644
Income before local income taxes	493,390	336,144
Local income taxes	29,617	21,078
Net income	$463,773	$315,066

The accompanying notes are an integral part of these financial statements.

SIDOTI & COMPANY, LLC
STATEMENTS OF CHANGES IN MEMBER’S EQUITY

	For the Six Months Ended June 30, 2013	For the Six Months Ended June 30, 2014
	Total Member’s Equity	Total Member’s Equity
	(Unaudited)	(Unaudited)
Member’s equity, beginning of period	$6,193,276	$6,218,000
Member’s distribution	(404,802)	(583,628)
Net income	463,773	315,066
Member’s equity, end of period	$6,252,247	$5,949,438

The accompanying notes are an integral part of these financial statements.

SIDOTI & COMPANY, LLC
STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2013	For the Six Months Ended June 30, 2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$463,773	$315,066
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	70,263	34,943
Changes in operating assets and liabilities:
Receivable from clearing brokers	19,709	253,060
Investment banking fees receivable	(217,600)	207,970
Research fees receivable	(20,572)	(167,548)
Prepaid expenses and other assets	47,430	(194,790)
Bonuses payable	224,000	(2,621,000)
Commissions payable	43,174	(180,410)
Payables to clearing brokers	(9,810)	2,343
Accounts payable and accrued expenses	(435,470)	474,147
Net cash provided by(used in) operating activities	184,897	(1,876,219)
Net cash used in investing activities,
Purchases of property and equipment	(70,073)	(9,969)
Net cash used in financing activities,
Member’s distribution	(404,802)	(583,628)
Net increase (decrease) in cash and cash equivalents	(289,978)	(2,469,816)
Cash and cash equivalents, beginnning of period	7,182,818	7,362,636
Cash and cash equivalents, end of period	$6,892,840	$4,892,820
Cash paid during the period for taxes	$39,422	$21,078

The accompanying notes are an integral part of these financial statements.

SIDOTI & COMPANY, LLC
NOTES TO FINANCIAL STATEMENTS
SIX MONTHS JUNE 30, 2014 (UNAUDITED) AND YEAR ENDED DECEMBER 31, 2013
1.
  Nature of business and summary of significant accounting policies
Nature of Business
Sidoti & Company, LLC (the “Company”) is a Delaware limited liability company formed on March 1, 1999. The Company’s principal business activity is performing financial research and analysis, acting as a broker-dealer of securities and engaging in investment and financing activities. The Company is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Agency (“FINRA”). In addition, the Company is a member under the Ontario Securities Commission. The broker-dealer operates as an introducing broker and does not hold funds or securities for, or owe money or securities to customers, and does not carry accounts for customers. All customer transactions are cleared through another broker-dealer on a fully-disclosed basis. The Company is a wholly-owned by Sidoti Holding Company LLC, a Delaware limited liability company (“Holding”) formed on March 1, 1999.
Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and pursuant to the accounting and disclosure rules and regulations of the SEC.
Cash and Cash Equivalents
The Company considers investments in money market accounts to be cash equivalents.
Property and Equipment
Property and equipment is stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives as follows:

Asset	Estimated Useful Life
Office equipment and computer software costs	3 – 5 years
Furniture and fixtures	7 years
Leasehold improvements	Lease term

Revenue and Expense Recognition from Securities Transactions
Securities transactions and the related revenues and expenses are recorded on the trade-date basis.
Revenue Recognition from Research Income
The Company records income from research services at the time there is persuasive evidence or an arrangement, the services have been rendered, the revenue is fixed or determinable and collectability is reasonably assured. The Company currently generates revenues from research activities through three types of arrangements. First, a client may issue a cash payment directly to the Company for access to research. Second, the Company has entered into arrangements in which institutional clients execute trades with a limited number of third-party brokers and instructs those brokers to issue a cash payment to the Company. In these arrangements, the amount of the fee is determined by the client on a case by case basis, agreed to by the Company and an invoice is sent to the payor. For the first and second types of arrangements, revenue is recognized and an invoice is sent once an arrangement exists, access to research has been provided, a specific amount is fixed or determined, and collectability is reasonably assured. None of these arrangements obligate clients to a fixed amount of fees for research, either through trading commissions or direct or indirect cash payments, nor do they obligate the Company to provide a fixed quantity of research or execute a fixed number of trades. Furthermore, the Company is not obligated under any arrangement to make commission payments to third parties on behalf of clients. The third source is the revenue from alpha capture arrangements in which the Company participates. Revenue from these transactions are determined by the alpha capture sponsor and recognized upon receipt.
Revenue Recognition from Investment Banking
Investment banking revenues include fees arising from securities offerings in which the Company acts as an underwriter or agent. These revenues are recorded in accordance with the terms of the investment banking agreements. Investment banking revenues are recognized when the offering is deemed complete and is presented net of estimated related expenses. On final settlement, typically 90 days from the trade date of the transaction, the Company adjusts these amounts to reflect the actual transaction-related expenses and resulting investment banking fee.
Revenue Recognition from Seminar and Conference Income
Seminar and conference income is recognized when earned. Advances received which are related to seminar and conference income are deferred until earned.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Receivable from Clearing Broker
The Company clears customer transactions through another broker-dealer on a fully-disclosed basis. At June 30, 2014 and December 31, 2013, the receivable from clearing brokers consisted solely of commissions related to securities transactions.
Investment Banking Fees Receivable
The Company carries its investment banking fees receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its investment banking fees receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. At June 30, 2014 and December 31, 2013 investment banking fees receivable are from three syndicate managers and four syndicate managers, respectively. No allowance for doubtful accounts was required during the periods noted on the financial statements.
Research Fees Receivable
Research fees receivable is primarily composed of receivables from the Company’s research transactions.
Income Taxes
The Company is a limited liability company and, therefore, does not record a provision for federal and state income taxes. Accordingly, Holding reports the Company’s income or loss on its income tax returns. Holding is subject to New York City unincorporated business tax (“UBT”) and the Company reimburses Holding for taxes incurred and attributable to the Company’s income, which is reported in Holding’s tax return. The Company’s UBT is calculated using currently enacted laws and rates and is reflected on the statements of operations of the Company, in accordance with GAAP. GAAP requires the current and deferred tax expense (benefit) for a group that files a consolidated tax return to be allocated among the members of the group when those members issue separate financial statements. At June 30, 2014, and December 31, 2013, Holding has UBT expense of approximately $21,000 and $53,000, respectively, which is included in the statements of operations.

The Company follows an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax asset and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.
The determination of the Company provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in Holding’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities. When facts and circumstances change, the Company reassesses these probabilities and records any changes in the consolidated financial statements as appropriate. Accrued interest and penalties related to income tax matters are classified as a component of income tax expense.
In accordance with GAAP, the Company is required to determine whether a tax position of Holding is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in Holding recording a tax liability that would reduce net assets. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.
Holding files its income tax returns in the U.S. federal and various state and local jurisdictions. Generally, Holding is no longer subject to income tax examinations by major taxing authorities for years before 2009. Any potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, state and local tax laws. Holding’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recently Issued Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
2.
  Net capital requirement
The Company, as a member of FINRA, is subject to the SEC Uniform Net Capital Rule 15c3-1. This Rule requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 and that equity capital may not be withdrawn or cash distributions paid if the resulting net capital ratio would exceed 10 to 1. The Company’s net capital was approximately $4,457,000 and $4,856,000 which was approximately $4,311,000 and $4,554,000 in excess of its minimum requirement of approximately $146,000 and $302,000 at June 30, 2014 and December 31, 2013, respectively.
3.
  Commitments
Operating Leases
The Company is obligated under various operating lease agreements for their office locations and database management systems, which expire through August 2017. The office leases contain escalation clauses based on increased costs incurred by the landlord. Rent expense and data expenses under these agreements for the six months June 30, 2014 and the six months ended June 30, 2013 was approximately $635,000 and $678,000, respectively.

The future minimum annual rental commitments under the terms of the leases, as of June 30, 2014, are as follows:

Six months ending 2014	600,139
Year ending 2015	1,117,264
Year ending 2016	1,126,692
Year ending 2017	302,714
$3,146,809

Short-term and long-term borrowings
In February 2013, the Company entered into a line of credit financing agreement with its bank which expired in April 2014. The Company amended the agreement with the bank in March 2014 to extend the expiration date until May 2015. The financing provided the Company with a secured revolving credit loan in the aggregate principal of $2,000,000. The line of credit is secured by substantially all of the assets of the Company and a guarantee from the managing member. The loan bears interest at a minimum of 4%. As of June 30, 2014 and December 31, 2013, the Company had no borrowings under this financing agreement, respectively.
4.
  Off-balance-sheet risk and concentrations of credit risk
Pursuant to its clearing agreements, the Company introduces all of its securities transactions to its clearing brokers on a fully-disclosed basis. At June 30, 2014 and December 31, 2013, the receivables from the clearing brokers’ represents commissions receivable earned as an introducing broker for the transactions of its customers. Under certain conditions, as defined in the clearing agreements, the Company has agreed to indemnify the clearing brokers for losses, if any, which the clearing brokers may sustain from carrying securities transactions introduced by the Company and must maintain, at all times, a clearing deposit of not less than $165,000 though the six month ended June 30, 2014, and the year ended December 31, 2013. In accordance with industry practice and regulatory requirements, the Company and the clearing brokers monitor collateral in the securities transactions introduced by the Company.
In the normal course of business, the Company’s customer activities involve the execution, settlement, and financing of various customer securities transactions. These activities may expose the Company to off-balance-sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Company has to purchase or sell the financial instrument underlying the contract at a loss. All unsettled trades at June 30, 2014, and December 31, 2013 had settled with no resulting liability to the Company. During the six months ended June 30, 2014, and the year ended December 31, 2013, the Company did not have a loss due to counterparty failure, and has no obligation outstanding under the indemnification as of June 30, 2014.
The Company maintains its cash balances in financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $250,000. These balances may, at times, exceed federally insured limits.
5.
  Property and equipment
Details of property and equipment at June 30, 2014 and December 31, 2013 are as follows:

	December 31, 2013	June 30, 2014
Office equipment	$1,296,229	$1,303,780
Furniture and fixtures	113,219	113,219
Computer software	339,967	342,386
Leasehold improvements	358,004	358,004
	2,107,419	2,117,389
Less accumulated depreciation	1,985,801	2,020,745
	$121,618	$96,644

For the six months ended June 30, 2014 and 2013, depreciation and amortization expense were approximately $35,000 and $70,000, respectively.
6.
  Exemption from Rule 15c3-3
Since all customer transactions are cleared through another broker-dealer on a fully-disclosed basis, the Company is exempt from the SEC Rule 15c3-3 pursuant to the exemptive provisions of sub-paragraph (k)(2)(ii) and, therefore, is not required to maintain a “Special Reserve Bank Account for the Exclusive Benefit of Customers.”
7.
  Retirement plan
The Company has a retirement plan (“the Plan”) under Section 401(k) of the Internal Revenue Code, which covers all eligible employees. The Plan provides for voluntary deductions of up to 60% of the employee’s salary, subject to Internal Revenue Code limitations. In addition, the Company can elect to make discretionary contributions to the Plan. For the six months ended June 30, 2014 and the year ended December 31, 2013 the Company elected not to make a contribution.
8.
  Recent regulatory developments
In July 2013, the U.S. Securities and Exchange Commission (“SEC”) adopted amendments to its broker-dealer reports rules, which now require, among other things, that audits of all SEC-registered broker-dealers be conducted under Public Company Accounting Oversight Board (“PCAOB”) standards for fiscal years ending on or after June 1, 2014, effectively replacing the American Institute of Certified Public Accountants with the PCAOB as the auditing standard-setter for auditors of broker-dealers, and replacing Generally Accepted Auditing Standards with PCAOB standards for broker-dealers that are subject to audit. Broker-dealers will be required to file either compliance reports or exemption reports, as applicable, and file reports of independent public accountants covering compliance reports or exemption reports (prepared in accordance with the PCAOB standards). Additionally, effective December 31, 2013, if a broker-dealer is a SIPC member firm, broker-dealer audited financial statements will also be required to be submitted to SIPC, and broker-dealers will be required to file a new quarterly Form Custody.
In addition, SEC adopted amendments to various financial responsibility rules. For a broker-dealer such as the Company, these amendments were mostly technical in nature and effectively ratified various interpretive and no-action positions taken by SEC staff over many years or which conformed to existing practices or self-regulatory organization rules.
Management has evaluated the implications of the amendments to the broker-dealer reports and the financial responsibility rules and does not expect that the adoption of the amendments will have a material impact on the Company’s financial statements.

E
     Shares
Sidoti & Company, Inc.
Common Stock

Sidoti & Company, Inc.

Through and including             , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the NYSE MKT listing fee.

Amount to be paid
SEC Registration Fee		$4,067
FINRA Filing Fee		$5,750
NYSE MKT Listing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*
Total	$	*

*    To be listed in amendment.
Item 14.    Indemnification of Directors and Officers
Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful share purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation to be in effect upon completion of this offering will provide for this elimination or limitation of liability.
Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.
Our bylaws and amended and restated certificate of incorporation to be in effect prior to the completion of this offering will provide for the indemnification of directors to the fullest extent permissible under Delaware law.

Our bylaws to be in effect prior to the completion of this offering will provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.
In addition, effective upon the completion of this offering, we will have entered into separate indemnification agreements with each of our executive officers and directors, a form of which will be filed as Exhibit 10.4 hereto. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.
The underwriting agreement (to be filed as Exhibit 1.1 hereto) provides for indemnification by the underwriters of us for certain liabilities arising under the Securities Act.
Prior to the completion of this offering, we will have purchased and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.
Item 15.    Recent Sales of Unregistered Securities
None.
Item 16.    Exhibits and Financial Statement Schedules
(a)    Exhibits

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon completion of this offering.
3.3*	Amended and Restated Certificate of Incorporation of the Registrant.
4.1*	Form of common stock certificate.
5.1*	Opinion of Morrison & Foerster LLP.
10.1**	Sublease Agreement dated June 5, 2014 by and between Federal Home Loan Mortgage Corporation and Sidoti & Company, LLC.
10.2**	Fully Disclosed Clearing Agreement dated May 30, 2012 between Sidoti & Company, LLC and ConvergEx Execution Solutions LLC.
10.3**	License Agreement dated March 16, 2012 between Sidoti & Company, LLC and FlexTrade Technologies, LLC.
10.4*	Form of Indemnification Agreement.
10.5**	Loan and Security Agreement dated February 28, 2013 between Sidoti & Company, LLC and TD Bank, N.A.
21.1**	Subsidiary List.
23.1**	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Morrision & Foerster LLP (included in exhibit 5.1).
23.3**	Consent of Seymour G. Siegel to being named as a director nominee.
23.4**	Consent of Dr. Michael R. Cunningham to being named as a director nominee.
23.5**	Consent of John M. Gibbons to being named as a director nominee.
24.1**	Power of Attorney (included on the signature page hereto).

*    To be filed by amendment.
**    Filed herewith.
(b)    Financial Statement Schedules
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17.    Undertakings
Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
  For the purpose of determining liability under the Securities Act, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures
Pursuant to the requirements of the Securities Act, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 22 day of October, 2014.

SIDOTI & COMPANY, INC.
/s/ Peter T. Sidoti
Name: Peter T. Sidoti Title: Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter T. Sidoti and Marie Conway, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to sign and file any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter T. Sidoti Peter Sidoti	Chairman and Chief Executive Officer	October 22, 2014
/s/ Marie Conway Marie Conway	Director and President	October 22, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon completion of this offering.
3.3*	Amended and Restated Certificate of Incorporation of the Registrant.
4.1*	Form of common stock certificate.
5.1*	Opinion of Morrison & Foerster LLP.
10.1**	Sublease Agreement dated June 5, 2014 by and between Federal Home Loan Mortgage Corporation and Sidoti & Company, LLC.
10.2**	Fully Disclosed Clearing Agreement dated May 30, 2012 between Sidoti & Company, LLC and ConvergEx Execution Solutions LLC.
10.3**	License Agreement dated March 16, 2012 between Sidoti & Company, LLC and FlexTrade Technologies, LLC.
10.4*	Form of Indemnification Agreement.
10.5**	Loan and Security Agreement dated February 28, 2013 between Sidoti & Company, LLC and TD Bank, N.A.
21.1**	Subsidiary List.
23.1**	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Morrison & Foerster (included in exhibit 5.1).
23.3**	Consent of Seymour G. Siegel to being named as a director nominee.
23.4**	Consent of Dr. Michael R. Cunningham to being named as a director nominee.
23.5**	Consent of John M. Gibbons to being named as a director nominee.
24.1**	Power of Attorney (included on the signature page hereto).

*    To be filed by amendment.
**    Filed herewith.